As Filed with the Securities and Exchange Commission on May 7 , 2008 File No.333-147988

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN DRAGON WOOD PRODUCTS, INC.
(Name of small business issuer in its charter)
Florida	2430	26-1133266
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 1914, 19th Floor, Miramar Tower

132 Nathan Road

Tsimshatsui

Hong Kong

Tel:   852-2482-5168

Fax:  852-2482-5268

(Address and telephone number of principal executive offices and principal place of business)

Diane J. Harrison, Esq.

Harrison Law, P.A.

6860 Gulfport Blvd. South, #162

South Pasadena, FL 33707

941-723-7564

(Name, address and telephone number of agent for service)

Copies to:

Harrison Law, P.A.

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, So. Pasadena, FL 33707

Telephone: 941-723-7564  Facsimile:  941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Common Stock par value $0.001[2]	1,000,000	$1.00	$1,000,000.00	$30.70
Total	1,000,000	$1.00	$1,000,000.00	$30.70

[1]Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

[2]1,000,000 shares of common stock relate to the Offering by twenty-seven (27) selling security holders.

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The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated May 7 , 2008

GREEN DRAGON WOOD PRODUCTS, INC.

The Securities Being Offered by Selling Security Holders of Green Dragon Wood Products, Inc. Are Shares of Common Stock
Shares offered by Security Holders:	1,000,000

The selling security holders named in this prospectus are offering to sell 1,000,000 shares of Green Dragon Wood Products, Inc.’s (“Green Dragon”) common stock through this prospectus may be considered “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933.  Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale.

Green Dragon’s common stock is presently not traded on any market or securities exchange. Accordingly, the sales price to the public is fixed at $1.00 per share until our offering period ends or until our stock becomes quoted on the OTCBB or other securities exchange and then stock may be sold at prevailing market prices.  The CUSIP number for our common stock is 39303T 108.

Green Dragon is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of Green Dragon common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending nine months after the date the registration statement has been declared effective by the SEC, or until the date on which we otherwise terminate the offering prior to the expiration of nine months.  The actual number of shares sold will vary depending upon the future individual decisions of the selling security holders.  None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust, or similar account.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 3 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public, Offering	$1.00	$1,000,000.00
Underwriting Discounts and Commissions, Offering	-0-	-0-
Proceeds to Green Dragon Wood Products, Inc.	-0-	-0-

The date of this prospectus is May 7 , 2008

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Dealer Prospectus Delivery Instructions

Until                , 2008 all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART I – Information Required In Prospectus

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Green Dragon Wood Products, Inc. (“Us,” “We,” “Our,” "Green Dragon,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business

Since inception in Hong Kong in 1998, Green Dragon Wood Products, Inc. has engaged in the import and export of beech logs, beech lumber and other species of wood from the United States, West Africa, Europe and Southern China and exports wood logs and veneers from Hong Kong to various wood distributors.

Green Dragon Wood Products, Inc. hopes to continue to capitalize on its expertise and experience to be competitive in the importing and exporting of wood logs and veneers.  To support that intention, our company is continually developing suppliers of the best possible woods and veneers for delivery to its customers. Green Dragon has developed its operations around its expertise in the importation of various wood species. Our target market is currently centered on two (2) large wood distributors located in Southern China that account for 67% of our business and another 20 customers located throughout the rest of the world. The majority of our business is in Southern China due to the high demand for wood logs as raw materials for their own production of products.

While one of our key employees has extensive experience in this area of business, we are at a distinct competitive disadvantage with larger competitors. Our competitors have the benefits of more years experience in operations and  a larger capital base than we do.

We do compete with international firms such as Weyerhaeuser., Universal Forest Products, Roseburg Forest Products, and Terranova Forest Products.  These firms have the experienced personnel, years in business, capitalization, and reputation that will make it difficult for us to compete on a larger scale.  As a result of such competition, we will continue to concentrate our efforts on the large amount of business available in Southern China.

Our State of Organization

The company was originally formed in Hong Kong in 1998.  On March 20, 2000 the company incorporated in Hong Kong under the name Green Dragon Wood Products Co. Limited. On May 30, 2007 we became a British Virgins Islands corporation using the name Fit Sum Group Limited.  We were then incorporated in Florida on September 28, 2007 to re-domicile as a United States domestic corporation.  Our principal executive offices are located at Unit 1914, 19th Floor, Miramar Tower, 132 Nathan Road, Tsimshatsui, Hong Kong.  Our phone number is:  + 852-2482-5168.

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The Offering
Number of Shares Being Offered

The selling security holders want to sell up to 1,000,000 shares of common stock at $1.00 per share.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements under Regulation S of the 1933 Securities Act, as amended.  The selling security holders must sell their shares at the fixed price of $1.00 per share for the duration of this offering unless or until our shares become quoted on the OTCBB or other exchange and thereafter at prevailing market prices.  Selling shareholders may be underwriters as defined under the Securities Act of 1933.  Each purchaser executed a stock subscription agreement confirming that he/she was purchasing for their personal investment and not with a view to resell.

Number of Shares Outstanding After the Offering	4,000,000 shares of our common stock are issued and outstanding. We have no other securities issued.
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.
Plan of Distribution

The Offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”). However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders must sell at $1.00 for the duration of this offering unless or until our shares become quoted on the OTCBB or other exchange and thereafter at prevailing market prices.

Risk Factors

You should carefully consider all the information in this Prospectus including the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.  We must obtain a market maker to file an application with the Financial Industry Regulatory Authority (FINRA) on our behalf.  There is a risk that we may not be able to obtain a market maker to file such an application.  If a market maker does file an application on our behalf, it may take as long as nine (9) months to one (1) year to be approved by the FINRA.

	As of December 31, 2007 (Reviewed)	March 31, 2007 (Audited)	March 31, 2006 (Audited)
Balance Sheet
Total Assets	$ 5,952,559	$11,568,344	$12,291,506
Total Liabilities	3,685,255	8,162,502	9,459,528
Stockholders Equity	$ 2,267,304	3,405,842	2,831,978
Statement of Operations[1]
Revenue	$17,050,951	$19,368,422	$18,224,742
Total Expenses[2]	16,423,500	18,794,558	16,841,179
Comprehensive Income (Loss)	$ 627,451	$ 573,864	$ 1,383,563
[1] Our Statement of Operations includes adjustments to Other Comprehensive Income.
[2] Our Total Expenses include our other income or expenses; provision for income taxes; foreign currency adjustment; and any gain or loss on the sale of securities.

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Associated with the Company

(1) We Engage In Importing/Exporting Wood Products Which Involves A High Degree Of Risk.

The wood importing/exporting industry is significantly affected by changes in economic and other conditions, such as:

•

Geographical availability;

•

Seasonal availability;

•

Cutting seasons;

•

The popularity of a wood species at any a given time; and

•

Macroeconomic cycles.

These factors can negatively affect the supply of, demand for and pricing of our wood products. We are also subject to a number of factors, many of which are beyond our control, including:

•

Delays in clients’ delivery of the raw materials to us;

•

Changes in governmental regulations regarding the importing and exporting of our products;

•

Increases in shipping costs; and

•

A shortage of raw wood.

(2) Our Dependence On A Small Number Of Key Third Party Sales Agents To Distribute Our Products May Affect Our Profitability.

Most of our wood sales are currently made through commission-based sales agents. Our other wood product sales are sold through our in-house sales person. The commission-based sales agents perform various tasks in the supply of our products to the customer. Our profitability might be negatively affected if our present relationships with our key sales agents or customers were disrupted or became unstable.

 (3) We May Experience Problems With The Outside Mills We Use And Export Problems Due To A Lack Of Supply Of Quality Logs.

We depend on the supply of logs that produce our wood products. Any interruption of the flow of wood logs from one of our main suppliers, or the lack of an adequate supply of indigenous logs, may cause a disruption of our exporting. In addition, we may not be able to continue to secure quality logs as raw material for our products from other countries.  If we lose our supply of quality logs, we might not be able to find adequate new suppliers of such logs.

(4) We Are Dependent On The Furniture And Construction Industries; Lower Than Expected Growth Or A Downturn In Demand For Our Products In Those Industries Could Adversely Affect Our Results Of Operations.

The sales of our products are dependent to a significant degree on the level of activity in the furniture manufacturing and construction industries. Because of the cyclical demand for our products, we may have short or long-term overcapacity.  A decreased demand for wood products may result in an inability to maximize our resources. Furthermore, it is possible that our expected growth in demand from companies in the furniture manufacturing and construction industries may not occur. The demand for such products can be adversely affected by several factors, including decreases in the level of new residential construction activity, which is subject to changes in economic conditions; increases in interest rates; decreases in population; and other factors. Additionally, weakness in the

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economies of countries in which we sell our products, especially in the United States, as well as any downturn or continuation of current downturns in these economies, are likely to have a material adverse effect on the construction, home building, and remodeling industries, as well as on the demand for furniture items manufactured by our third party mill with our wood logs or veneers.

(5) Our Dependence, To A Large Extent, On Maritime Transport May Affect Our Ability To Deliver Products To Our Offshore Markets.

We are highly dependent on maritime means to transport products to our offshore markets. Space on international maritime shipping vessels is limited and difficult to secure. We have at times experienced difficulty in arranging shipping to our export markets. We may not be able to secure in the future adequate container space on ships that deliver our products to our offshore markets. We have no control over established marine shipping routes and the present routes that transport ships use may not continue to be used by maritime transport services. Increases in fuel prices may also increase our shipping costs. In addition, the products we transport may not reach our markets in marketable condition. Moreover, strict security measures regarding maritime transport may be implemented in the future and may increase the cost of shipping our products. These challenges to the maritime transport of our products to our offshore markets could cause an adverse effect on our profitability.

(6) We May Face Significant Competition In The Markets In Which We Sell Our Products, Which Could Adversely Affect Both Our Share Of Those Markets As Well As The Price At Which We Sell Our Products.

Currently, we face strong competition from competitors in all of the countries and regions in which we operate.  In the case of our wood products, we face competition from foreign competitors in other regions of the world, such as West Africa and China. In the future we may face increased competition in other countries in which we operate from domestic or foreign competitors, some of which may have greater financial resources than we do. In addition, we may face increased competition as a result of existing competitors increasing their production capacity. An increase in competition in the wood market or other value added wood products markets could adversely affect both our share of those markets and the price at which we are able to sell our products.

(7) We Depend On Free International Trade And The Absence Of Import And Export Restrictions In Our Principal Markets.

Our ability to compete effectively in our principal markets could be materially and adversely affected by a number of factors relating to government regulation of trade. Exchange rate manipulation, subsidies or the imposition of increased tariffs, or other trade barriers could materially affect our ability to move raw materials and/or finished products across national borders. If our ability to have our third party mill make, transport, or sell our products competitively in one or more of our principal export markets became impaired by any of these developments, it could be difficult for us to re-allocate our products to other markets on equally favorable terms.  Thus, our business, financial condition, and results of operations could be adversely affected.

(8)  Some Of Our Key Products, Such As Wood Veneer, Experience High Price Volatility, And Prolonged Or Severe Weakness In The Markets For Wood Veneer Could Adversely Affect Our Financial Condition And Results Of Operations.

Wood veneer is a globally traded commodity product and is subject to competition from manufacturers worldwide. Historical prices for wood veneer have been volatile, and we, like other participants in the industry, have limited influence over the timing and extent of price changes for wood veneer. Product pricing is significantly affected by the relationship between supply and demand in the building products industry. Demand is also subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, and other factors. We are not able to predict with certainty market conditions and selling prices for our products and prices for wood veneer may decline from current levels. A prolonged and severe weakness in the markets for wood veneer could adversely affect our financial condition and results of operations.

(9) The Majority Of Raw Wood Materials Used To Produce Our Wood Products Are Supplied By Outside Mills And Companies.

We procure the majority of the raw wood materials that we use in our products from unaffiliated companies in West Africa, United States, Europe and Southern China in accordance with long standing relationships between us and the suppliers. We may not be able to maintain these relationships and continue to secure the raw materials to have our contracted manufacturers produce our products. In addition, the prices we pay for raw materials may increase as a result of higher fuel costs paid by our suppliers. An inability to secure the raw materials used in the production of our wood products or to transport such materials in a cost-effective manner could have an adverse effect on our operations.

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(10) Currency Devaluations And Foreign Exchange Fluctuations May Adversely Affect Us.

We are exposed, both in terms of assets and liabilities, to fluctuations in the value of foreign currency. Changes in the value of the Hong Kong dollar against other currencies in which we complete transactions, such as the Euro and certain African currencies, among others, could adversely affect our financial condition and results of operations. The value of any of the currencies in which we trade against the Hong Kong dollar may fluctuate significantly in the future. As a result, fluctuations in the local currency/Hong Kong dollar exchange rate may affect our financial condition and results of operations. On the other hand, a decrease in the value of the Hong Kong dollar against the currencies of other countries from which we export products can also hurt our sales margins on sales of such products.

(11) We May Not Be Able To Satisfy Our Financing Requirements.

Our ability to satisfy our capital expenditure needs and debt service requirements depends in large part on our ability to generate funds from our sales. We might not be able to satisfy our capital expenditure and debt service requirements in the future if we are not able to generate sufficient funds or, alternatively, to obtain access to capital markets for sufficient amounts and at acceptable costs.

(12) Changes In Environmental Regulations To Which We Are Subject Could Adversely Affect Our Business, Financial Condition, Results Of Operations, And Prospects.

We are subject to extensive and changing international, national and local environmental laws concerning, among other things, health, the handling and disposal of wastes, and discharges into the air and water. We have made, and expect to continue to make, substantial expenditures to comply with such environmental requirements.

Environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. Future developments in the establishment or implementation of environmental requirements, or in the interpretation of such requirements, could result in substantially increased capital, operating, or compliance costs or otherwise adversely affect our business, financial condition, results of operations, and prospects.

Additionally, we may be subject to forestry management, endangered species, and other environmental regulations in these jurisdictions. Changes in such laws, or the interpretation of such laws, may require us to incur significant unforeseen capital or operating expenditures to comply with such requirements. The occurrence of such events could have an adverse effect on our business, financial condition, results of operations, and prospects.

(13) We May Not Be Able To Maintain Present Favorable Tax Treatment Or Exemptions From Certain Tax Payments In Certain Jurisdictions In Which We Operate.

One driving force behind some of our efforts has been the goal of achieving more favorable tax treatment in certain jurisdictions in which we operate. It is possible that local governments in certain municipalities may levy higher taxes on us or our products in the future. In addition, we may not be able to maintain important exemptions from certain tax regimes in the various jurisdictions in which we operate. Unfavorable tax treatment of our company in the future or an increase in the taxes levied on us may cause an adverse effect on our results of operations.

(14) Adverse Climate Conditions, Wind Storms, Fires, Disease, Pests, And Other Natural Threats Could Adversely Affect Forests.

Forests that produce our wood are subject to a number of naturally occurring threats such as adverse climate conditions, wind, fire, disease and other pests. Damage caused by strong windstorms, such as uprooting and stem breakage, is considered by management to be a major natural risk to the forests that produce our wood. Fire is a risk to all forests and our warehouses and operations. Accumulation of combustible raw materials and possible deficiencies in our preparation for fires could cause fire hazards and no preventative measures can provide assurance that fires will not occur. We may experience fire in the future and such a fire may materially adversely affect us. Disease and pests are another risk to forests and plantations. Disease or pests may have a material adverse effect on forests and plantations in the future. Other risks to forests that produce our wood include, but are not limited to, losses caused by earthquakes, floods, and other non-man-made catastrophic events.

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(15) Political Developments In China May Adversely Affect Us.

Our business strategies, financial condition, and results of operations could be adversely affected by changes in policies of the Chinese government, other political developments in or affecting China, and regulatory and legal changes or administrative practices of Chinese authorities, over which we have no control.

(16) A Downturn In The Chinese Economy May Adversely Affect Us.

We sell a large part of our products in China, and accordingly, the results of our operations and financial condition are sensitive to and dependent upon the level of economic activity in China. China's recent rates of gross domestic product growth may not continue in the future, and future developments in or affecting the Chinese economy could impair our ability to proceed with our business plan or materially adversely affect our business, financial condition, or results of operations.

(17)  Because We Are A Florida Corporation With Our Operations Located In Hong Kong, Our Shareholder Rights Are More Limited Under Hong Kong And the Peoples Republic of China (“PRC”) Laws Than Under U.S. Law, Thus, You May Have Less Protection Of Your Shareholder Rights Than You Would Under U.S. Law.

Our corporate affairs are governed by our Florida Articles of Incorporation, Florida law, and the laws of Hong Kong and the Peoples Republic of China (“PRC”). The rights of shareholders to take action against the company and its directors are to a large extent governed by the laws of Hong Kong and the PRC. The rights of our shareholders and the fiduciary responsibilities of our directors under Hong Kong law and the laws of the PRC are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the PRC has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Florida, have more fully developed and judicially interpreted bodies of corporate law than the PRC in particular.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a  U.S. company.

We are a Florida corporation and substantially all of our assets are located outside of the United States. All of our current operations are conducted in Hong Kong. In addition, our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process upon these persons. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, who are not resident in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Hong Kong or PRC courts would be competent to hear original actions brought in Hong Kong or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

(18)  A Significant Portion Of Our Assets Are In Our Accounts Receivable And Any Inability To Collect Our Receivables Will Directly Impact Our Cash Flow And Operations.

Approximately 84% of our assets are in the form of our accounts receivable.  Should we have difficulty collecting our receivables, there would be a direct impact on our cash flow negatively affecting our ability to pay our obligations.  In the event we are not able to collect our receivables in a timely manner or at all, our operations would be severely hampered and we may have to reduce operation or halt operations, and our shareholders would be at risk to lose all of their investment.

(19) Conflict With Native Communities In China Could Threaten A Large Portion Of Our Product Sales.

Chinese law protects the rights of indigenous people. It is possible that our distributors might not be able to maintain good relations with native communities in China. Sixty-seven percent (67%) of our business is generated from two (2) distributors in Southern China.  A deterioration of the relationship between our distributors and the indigenous peoples of China could affect our sales through our distributors, thereby adversely affecting our company.  Our distributors in the PRC depend on sales to the local indigenous

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population.  Any disruption in the distributors’ relationships with the local population would likely negatively affect their sales.  Consequently, such a disruption would cause a reduction in the distributors’ orders from us, negatively affecting our sales to those distributors and our ability to generate profits.  Accordingly, our shareholders would be at risk of losing all or most of their investment.

(20) Energy Shortages And Increased Energy Costs Could Adversely Affect Our Business.

Any shortage of energy could cause disruptions in our manufacturers operations as well as our operations. Higher electricity costs or disruptions in the supply of electricity or natural gas could adversely affect our financial condition and results of operations.

(21) The Significant Share Ownership Of Our Controlling Shareholders May Have An Adverse Effect On The Future Market Price Of Our Shares Should They Become Traded On An Exchange.

Kwok Leung Lee beneficially owns directly in the aggregate 60% of our outstanding shares. A disposition by Mr. Lee of a significant number of our shares, or the perception that such a disposition might occur, could adversely affect the trading price of our shares should they become traded on an exchange.

(22) Our Controlling Shareholders Are Able To Exercise Significant Control Over Our Company.

Kwok Leung Lee and Mei Ling Law are in a position to direct our management and to determine the result of substantially all matters to be decided by majority vote of our shareholders, including the election of a majority of the members of our board of directors, determining the amount of dividends distributed by us, adopting certain amendments to our by-laws, enforcing or waiving our rights under existing agreements, leases and contractual arrangements, and entering into agreements.

Such a concentration of control may have an adverse effect on the holders of stock in our company as their interests may be adverse to those of the controlling shareholders.

(23) Small Public Companies Are Inherently Risky And We May Be Exposed To Market Factors Beyond Our Control. If Such Events Were To Occur It May Result In A Loss Of Your Investment.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to oversight from governing bodies and regulations that will be costly to meet.  Our present officers and directors have limited, if any, experience in managing a fully reporting public company so we may be forced to obtain outside consultants to assist with our meeting these requirements.  These outside consultants are expensive and can have a direct impact on our ability to be profitable.  This will make an investment in our company a highly speculative and risky investment.

(24) Stained Ends on Logs Reduces the Size of the Log.

When we receive our imported wood logs, the ends are checked for stains.  When a log has a stained end, the ends must be cut thereby reducing the size of the log for product use.  This reduction in size of our logs causes us to use more logs resulting in a decrease in our profit margins.

(25) We Currently Rely on Two Customers For a Majority of Our Revenues.

We currently rely on two customers for approximately sixty-seven percent (67%) of our revenue.  Any disruption in the relationships between us and these clients would adversely affect our business.  In the event of any disruption and loss of business from one or both of these clients, purchasers of our stock would be at risk to lose most or all of their investment.

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Risks Associated with this Offering

(26) There Is No Public Market For Our Shares, And There Is No Assurance That One Will Develop Due To The Limited Demand For Stocks In The Products We Offer.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this registration, there has been no established trading market for our securities, and we do not know that a regular trading market for our securities will develop after completion of this offering. Our shareholders are offering shares for sale in a company that has very limited offering of products to the United States. Due to the limited product offering, we anticipate that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, we do not know if it will be sustained. We plan to seek to obtain the services of a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) for quotation on the “OTCBB” (“Over-the-Counter Bulletin Board”). We do not know if such quotation will be obtained or if an established market for our common stock will be developed.

 (27) There Has Been No Independent Valuation Of The Stock, Which Means That The Stock May Be Worth Less Than The Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares.  This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(28) Investors May Never Receive Cash Distributions Which Could Result In An Investor Receiving Little Or No Return On His Or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

(29) Without A Public Market There Is No Liquidity For Our Shares, And Our Shareholders May Never Be Able To Sell Their Shares, Which May Result In A Total Loss Of Their Investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the Over-the-Counter-Bulletin-Board (“OTCBB”) whereby:

•

We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

•

We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”).

From the date of this prospectus, we estimate that it will take us between nine to twelve months to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

(30) Even If A Market Develops For Our Shares, Our Shares May Be Thinly Traded With Wide Share-Price Fluctuations, Low Share Prices, And Minimal Liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

•

Potential investors’ anticipated feeling regarding our results of operations;

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•

Increased competition;

•

Our ability or inability to generate future revenues; and

•

Market perception of the future development of wood product manufacturing.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile, and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

(31) We Anticipate The Need To Sell Additional Authorized Shares In The Future.  This Will Result In A Dilution To Our Existing Shareholders And A Corresponding Reduction In Their Percentage Ownership In Green Dragon.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Green Dragon is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each outstanding common share may decrease in the event we sell additional shares.

(32) Since Our Securities Are Subject To Penny Stock Rules, You May Have Difficulty Reselling Your Shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell Green Dragon Wood Products, Inc.’s securities.  These requirements include the delivery of a standardized disclosure document, disclosure and confirmation of quotation prices, disclosure of compensation the broker/dealer receives, and furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

 A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Green Dragon Wood Products, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

•

an abrupt economic change resulting in an unexpected downturn in demand;

•

governmental restrictions or excessive taxes on our products;

•

over-abundance of companies supplying veneer products;

•

economic resources to support the promotion of new products;

•

expansion plans, access to potential clients, and advances in technology; and

•

a lack of working capital that could hinder the promotion and distribution of products and services to a broader based population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 1,000,000 of our outstanding shares of common stock will be eligible for sale under the Securities Act.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We will however incur all costs associated with this registration statement and prospectus.

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DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

•

Our prior operating history and company value,

•

Our current share book value and previous sale prices, and

•

Our management expertise.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,000,000 of the 4,000,000 shares of our common stock issued to them. Selling security holders, both non-affiliates and affiliates, must sell their shares at the fixed price of $1.00 per share for the duration of this offering. We will not receive any proceeds from such sales. The sale of the securities by the selling security holders is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders.

Our selling security holders acquired their shares by purchasing shares in a British Virgin Islands (“BVI”) corporation called Fit Sum Group Limited.  This company is not subject to the securities laws of the United States and therefore the purchase of these shares was exempt from any registration requirements or necessary exemptions under federal securities laws.  Fit Sum Group Limited is located in the British Virgin Islands and as such the sale of securities qualifies as an “offshore offering” under Regulation S of the Securities Act of 1933, as amended.  There were no directed selling efforts in the United States regarding the sale of the securities.

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Upon the filing of Articles of Incorporation of the Florida Corporation, we completed a share exchange between the shareholders of the BVI corporation, Fit Sum Group Limited, and the Florida corporation, Green Dragon Wood Products, Inc.  Management discussed its present financial  position with its accountants and determined that the share exchange by and between the shareholders of the BVI corporation and the Florida corporation would be at the ratio of eighty (80) shares in the new Florida corporation for each one (1) share held in the BVI corporation.

We believe the share exchange is exempt from registration under the Securities Act of 1933, as amended.  However, the company has undertaken to register the shares of the selling security holders, paying the expenses of this registration statement, to allow the company to become fully reporting under the Securities Act of 1933, as amended.   The following table sets forth information on our selling security shareholders.

Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus[1]	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete[2]	Position, office or other material relationship to the company within last three years
Lee Kwok Leung	2,400,000	60.0%	-0-	60%	President, Secretary, Treasurer, Director
Law Mei Ling [3]	600,000	15.0%	-0-	15%	Director , Mother of President
Yau Chi Wing	36,000	0.90%	36,000	0.00%
Hui Hoi Wah	36,000	0.90%	36,000	0.00%
Yip Lau Pui	36,000	0.90%	36,000	0.00%
Wong Sai Wing	36,000	0.90%	36,000	0.00%
Uchida Kazumi	36,000	0.90%	36,000	0.00%
Ng Tean Yee	36,000	0.90%	36,000	0.00%
Wong Mei Cheng	36,000	0.90%	36,000	0.00%
Cheng Siu Fai	36,000	0.90%	36,000	0.00%
Lam Yick Kwan	36,000	0.90%	36,000	0.00%
Wong Kune Kuan	36,000	0.90%	36,000	0.00%
Yip Chi-him Roger	69,600	1.74%	69,600	0.00%
Law Ching Ting	36,000	0.90%	36,000	0.00%
Ip Lau Shing	36,000	0.90%	36,000	0.00%
Wong Yuet Ha	36,000	0.90%	36,000	0.00%
Yip Wai Man Florence	36,000	0.90%	36,000	0.00%
Law Ching Ping	36,000	0.90%	36,000	0.00%
Ho Kam Lan	36,000	0.90%	36,000	0.00%
Law Kam Lam	36,000	0.90%	36,000	0.00%
Yip Chi Chung	36,000	0.90%	36,000	0.00%
Michael J. Daniels[4]	36,000	0.90%	36,000	0.00%	Husband of President of Harrison Law, P.A., counsel for the Company.
Lynnette J. Harrison[4]	36,000	0.90%	36,000	0.00%	Sister of President of Harrison Law, P.A., counsel for the Company.
David Rees	36,000	0.90%	36,000	0.00%
Chan Tsz King	69,600	1.74%	69,600	0.00%
Chun Ka Tsun	36,000	0.90%	36,000	0.00%
Lo Wai Kau, Winnie	68,800	1.72%	68,800	0.00%
Totals:	4,000,000	100.0%	1,000,000	75%

1 On September 28, 2007, the Company incorporated in the State of Florida to domicile as a domestic corporation.  The par value of the shares was established at $.001 per share.  The above table reflects the application of the 80:1 share exchange between the BVI corporation and Green Dragon Wood Products, Inc. of Florida.

[2] The percentage held in the event the Selling Security Holders sell all of their 1,000,000 shares in the Offering.

[3] Ms. Law is the mother of our President, Mr. Kwok Leung (“Stephen”) Lee.  Ms. Law exercises sole and dispositive rights over her shares ..

4 Mr. Michael Daniels and Ms. Lynnette Harrison have sole and dispositive rights over their shares.

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All of the shares offered by this prospectus may be offered for sale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices for the duration of this offering. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders may be deemed an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

Each selling shareholder acquired their shares under the Regulation S exemption provided by the Securities Act of 1933, as amended.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

•

On such public markets as the common stock may from time to time be trading,

•

In privately negotiated transactions,

•

Through the writing of options on the common stock,

•

In short sales, or

•

In any combination of these methods of distribution.

The sales price to the public is fixed at $1.00 per share for nine months after our registration statement is declared effective.  In the event the shares of our common stock are traded on the OTCBB or other such exchange prior to the nine-month period, the shares will continue to be sold at the fixed price of $1.00 per share or at currently prevailing market prices if and when our shares are traded on an exchange.  Although we intend to apply to have our common stock traded on the OTCBB, a public market for our common stock may never materialize.

Upon effectiveness of this registration statement, the selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer, participating in such transactions as agent, may receive a commission from either the selling security holder or, if they act as agent for the purchaser of such common stock, from the purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.  The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of December 31, 2007, we have expended approximately $77,000 of the estimated $124,030 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders may be underwriters as defined in the 1933 Securities Act, as amended and any broker-dealers who execute sales for the selling security holders are "underwriters" within the meaning of

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the Securities Act in connection with such sales. Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale. In particular, during such times as the selling security holders sell their common stock, they must comply with applicable law and may, among other things, be required:

•

Not to engage in any stabilization activities in connection with our common stock;

•

Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 2.0 Directors and Executive Officers

Name	Age	Position
Lee Kwok Leung	39	President/CEO/CFO/Chairman of the Board of Directors/Secretary/Treasurer[1]
Mei Ling Law	62	Director[2] , 3

[1] This is the first Directorship of a reporting company held by Mr. Leung.

[2] This is the first Directorship of a reporting company held by Ms. Law.

[3] Ms. Law is the mother of our President, Mr. Kwok Leung (“Stephen”) Lee.  Ms. Law exercises sole and dispositive rights over her shares.

Background of Executive Officers and Directors

- Kwok Leung Lee has served as our President/Chairman of the Board of Directors since September 1998. Mr. Lee, also known as Stephen Lee, is a graduate of Michigan State University with a Bachelors Degree in Social Sciences.  He received a Master of Science in Management from Shiga University in Japan in 1993 with a specialization in management and economics.  Mr. Lee is fluent in Chinese, Japanese and English. Mr. Lee has traveled extensively worldwide for Green Dragon handling purchasing, negotiations with client companies, logistics, and administration and finance.  He has more than twelve (12) years of diverse product knowledge and global experience in wood products ranging from softwood to hardwood, log to lumber to veneer.  His experience extends to furniture, flooring, interior decoration, musical instruments, and sports equipment.

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- Mei Ling Law has served as a director since our original formation in 1998.  She is also the mother of our President, Mr. Lee.  Ms. Law has been in the wood business for more than 10 years and is mainly responsible for the internal affairs of Green Dragon.  Ms. Law has been an entrepreneur for more than 30 years, has good connections in China, and possesses profound China trade experience as well as joint ventures in China.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of June 30, 2007, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 3.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class [1]
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Kwok Leung Lee 1914 Miramar Tower, 132 Nathan Rd. Kowloon, Hong Kong	2,400,000	2,400,000	60%	60%
Common Stock	Mei Ling Law [2] 1914 Miramar Tower, 132 Nathan Rd. Kowloon, Hong Kong	600,000	600,000	15%	15%

[1] The percentages assume the selling security holders sell the entire 1,000,000 shares being registered.

[2] Ms. Law is the mother of our President Mr. Lee.  Ms. Law maintains sole and dispositive rights over her shares.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.001 par value per share, of which 4,000,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore.  Although we paid $1,932,000 in dividends during the nine month period ended December 31, 2007, we have no present plans to pay dividends in the future with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

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Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have a class of blank check preferred stock that may be issued by the Board of Directors according to terms established by the Board.  However, we have no provisions to issue preferred stock at this time.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We paid a $1,932,000 dividend on our common stock to our two (2) shareholders of record as of September 25, 2007 with said dividend to be paid on October 5, 2007.  During the nine month period ended December 31, 2007 of our fiscal year 2008, this was the sole dividend paid.  This dividend was paid as a cash dividend to two (2) shareholders of the company.  Mr. Lee received a dividend of HK$12,000,000 or USD$1,545,600 and Ms. Law received a dividend of HK$3,000,000 or USD$386,400.  These dividends were (with the agreement of Ms. Law) used as an offset against the Balance Due From Director, our President Mr. Lee.  The offset of this dividend completely paid off the amount due from Director Mr. Lee as of the date of the dividend and left an overpayment of $166,011 to the Company.  The amount was subsequently forgiven by Mr. Lee. This was the only dividend that was declared.  No other officer, director or employee received any dividend during this period.  The company declared the dividend paid out of the retained earnings of the company.  In the foreseeable future, we anticipate that any earnings will be retained for development and expansion of our business; thus we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Sale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,000,000 outstanding common shares registered for sale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

We have engaged the services of Island Stock Transfer Inc., 100 2nd Avenue South, Suite 300N, St. Petersburg, Florida, 33701, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Madsen & Associates, C.P.A., Inc., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, they have no direct or indirect interest in us. Madsen's report is given based on their authority as an expert in accounting and auditing.  Madsen & Associates, C.P.A., Inc. has provided audited financials for Green Dragon Wood Products, Inc. for March 31, 2006 and March 31, 2007 and reviewed financials for December 31, 2007.

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Diane J. Harrison, Esq., of Harrison Law, P.A., the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement, has no direct interest in the Company.  Her firm, Harrison Law, P.A. has received will in the future receive cash-payments only for services.  Neither Ms. Harrison nor Harrison Law, P.A. will receive any stock, options, or warrants in the Company.

Lynnette J. Harrison is the sister of Ms. Diane J. Harrison, Esq., and a stockholder in our company.  Ms. Lynnette J. Harrison has sole and dispositive control over her shares.  Even upon death of Ms. Lynnette J. Harrison, our counsel, Diane J. Harrison, Esq., will have no rights to the disposition of those shares.

Michael J. Daniels is the husband of Ms. Diane J. Harrison, Esq., and a stockholder in our company.  He has sole and dispositive control over his shares.  Only upon the death of Mr. Daniels would Counsel, Diane J. Harrison, Esq. acquire the rights to the shares of Mr. Daniels during the disposition of the shares through probate.  Mr. Daniels and Ms. Diane J. Harrison each maintain control of their separate assets and do not commingle their stock or other asset holdings.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation, Article X does include a provision for indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, also permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Green Dragon Wood Products, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The Company was incorporated under the laws of the State of Florida on September 28, 2007 under the name Green Dragon Wood Products, Inc.  The company was originally formed in Hong Kong in 1998 and subsequently filed for incorporation in Hong Kong in 2000.  In early 2007, the company did a share exchange with a British Virgins Islands corporation formed by Green Dragon to domicile in the British Virgin Islands, Fit Sum Group Ltd.  After diligent discussions with its counsel and accountants the company formed a U.S. corporation in Florida.  A share exchange between the British Virgin Islands Corporation Fit Sum Group Ltd. and the Florida Corporation Green Dragon Wood Products, Inc. was completed.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.  In the event we need to raise additional capital, we will seek funds from private sources.

The Company has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

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DESCRIPTION OF BUSINESS

Business Development

Green Dragon Wood Products, Inc. began operations in September of 1998. The Company was incorporated on March 14, 2000 under the Companies Ordinance Chapter 32 in Hong Kong under the name Green Dragon Wood Products Co., Limited.   On the 30th day of May 2007 the Company formed a British Virgin Islands corporation under the name of Fit Sum Group Limited for the purposes of a share exchange to begin the process of domiciling to Florida to be a United States domestic company.  On September 28, 2007 the Company formed Green Dragon Wood Products, Inc., a Florida corporation to complete a share exchange to domicile to the United States.

Our selling security holders acquired their shares by purchasing shares in a British Virgin Islands corporation called Fit Sum Group Limited.     Subscription Agreements were executed by the purchasers between August 17, 2007 and August 27, 2007.  The agreements were formally accepted by Fit Sum Group Limited on September 27, 2007.

Upon the filing of Articles of Incorporation of the Florida Corporation, we completed a share exchange between the shareholders of the BVI Corporation, Fit Sum Group Limited, and the Florida Corporation, Green Dragon Wood Products, Inc.  Management discussed its present financial  position with its accountants and determined that the share exchange by and between the shareholders of the BVI corporation and the Florida corporation would be at the ratio of eighty (80) shares in the new Florida corporation for each one (1) share held in the BVI corporation.

We believe the share exchange is exempt from registration under the Securities Act of 1933, as amended.  However, the Company has undertaken to register the shares of the selling security holders, paying the expenses of this registration statement, to allow the company to become fully reporting under the Securities Act of 1933, as amended.

In its early stages, Green Dragon spent a great deal of time developing relationships with major suppliers of wood and veneer products such as saw mills, logging companies, wood veneer manufacturers, and wood exporters.  These relationships are a necessary part of our import/export process.  The raw wood materials we import/export are used in furniture, molding, flooring, furnishings, doors, and musical instruments.  Green Dragon uses third party manufacturers to produce final products to be shipped to our customers.  We do not manufacture any of our finished products.  All finished product is manufactured by outside manufacturers.

During the early years of the development of the Company our Chief Executive Officer (“CEO”), Mr. Lee, spent a great deal of time traveling and learning of the different species of wood and their characteristics.  It was this dedication to the learning process that has allowed us to remain in business and grow to a company with $20 million in sales annually.

Since inception, Green Dragon Wood Products, Inc. has engaged in the import/export of various species of wood logs and veneers from the United States, West Africa, Southern China and Europe.  As a natural resource, wood is available in many species.  We spend time researching the various species that will best fit the needs of our customers and the availability of the raw wood.  Different woods have geographical, seasonal, and cutting season differences.  The decisions we make regarding these three differences are crucial to our business.

Green Dragon collects information from its customers and their demands for wood and veneers.  Our buyer then determines the best source to obtain the wood.  Since wood has historically been susceptible to trends that may last up to a decade, it is necessary for us to keep abreast of the current market trends in the demand for wood.  As a result of the ever changing trend in demand for wood, negotiation of prices and the terms of trade must be completed prior to the execution of any purchase.

We currently have ten (10) regular paid employees. Our staff includes our CEO as well as sales & marketing, purchasing, freight and logistics, finance and accounting and administrative personnel.  For the years ended March 31, 2006 and 2007 our CEO Mr. Lee received a total of $176,434 compensation.

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Our Business

(1) Principal Products or Services and Their Markets

We import and export wood logs and veneer from various countries.  These imports are for use in wood products such as furniture, flooring, wooden doors and musical instruments.  Currently we export approximately 67% of our products to two (2) wood distributors in Southern China.  These two (2) customers represent approximately 67% of our total revenue.  The remainder of our exporting of wood logs and veneers is to approximately 20 customers located throughout the world.  These customers represent approximately 33% of our total revenue.  We import approximately three (3) containers of wood to have one (1) container of finished product to ship to our customers.  The sale of our wood products represents approximately 65% of our total sales due to the higher profit margins.  The remaining 35% of our sales are in our veneer product line.  While there are many suppliers of wood and veneer, weather conditions can play a major role in availability.  In times of heavy rain we find that there is limited availability.

When we import our wood logs and veneers, we are always the principal in the transaction.  Prior to importing our wood logs and veneers, we receive a purchase order from our client.  We do not require a deposit prior to ordering product from our supplier. We do require our clients to provide credit facilities for the purchase of their product such as a Letter of Credit.  Any amount due for our client’s order must be paid in full prior to our shipping the finished product to the client.

Due to the special relationships that have been built by our President Mr. Lee, a client may, under special circumstances, be granted different terms.  This is the exception to our policy.

When we order product for our clients, we take title to the wood logs and veneers and have them delivered to our third party manufacturers for processing.  When the product is ready for shipping we contact the client to arrange shipping.

When the product is ready for shipping and payment has been made and arrangements have been made for shipping, title and responsibility for the product transfer to the client.  The client may insure his shipment with the carrier or not.  Green Dragon does not assume any risk for the condition of the product upon arrival at the client’s location.

(2) Distribution Methods of our products

The primary delivery of our wood products is through our office location in Hong Kong. Shipping and delivery of our products to locations within geographical driving distance are shipped via truck.  Products that are shipped internationally are shipped via maritime vessels.  Our finished products that are shipped by container on cargo ships are sent FOB (“freight-on-board”) destination.  We call for shipping prices prior to shipment being sent to get approval from our customer for the shipping cost.

When we have overstocked product we store this product in a warehouse in Southern China.  This warehouse is owned by one of our distributors and we are charged storage charges by the cubic meter on a daily basis.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Instead, we have chosen to refine and enhance the availability of the number of types of wood logs and veneers that fall within our capability to import/export.  We have developed a reputation for finding the finest wood and veneer available for our customers.  For example we import the finest teak from Burma and cherry wood from Pennsylvania.

(4) Our Competition

In order to compete effectively in the wood products industry, a company must understand and then respond to the needs of its customers. Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer additional products and services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market. They may also be in a position to accept lower fees than we would for the same customer. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives. Our competitors have methods of operation that have been proven over time to be successful.

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While our business model has been successful over time, we continue to build upon our company’s success with its current customer base. Our competitors operate from other cities with well developed communication infrastructure and banking systems.

(5) Sources and Availability of Raw Materials

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.  Over the last nine years we have developed relationships with many suppliers.  Since we deal with raw natural resources there are natural disasters that can impact our operation.  Forests that produce our wood are subject to a number of naturally occurring threats such as adverse climate, wind, fire, disease, and other pests. Damage caused by strong windstorms, such as uprooting and stem breakage, is considered by management to be a major natural risk to the forests that produce our wood. Fire is a risk to all forests and our warehouses and operations. Accumulation of combustible raw materials and possible deficiencies in our preparation for fires could cause fire hazards and no preventative measures can provide assurance that fires will not occur. We may experience fire in the future and such a fire may materially adversely affect us. Disease and pests are another risk to forests and plantations. Disease or pests may have a material adverse effect on forests and plantations in the future. Other risks to forests that produce our wood include, but are not limited to, losses caused by earthquakes, floods, and other non-man-made catastrophic events.

(6) Dependence on Limited Customers

Presently we rely on two (2) major customers.  We believe that in the future we will not have to rely on any one or a limited number of customers for our business. While currently 67% of our business is generated from two (2) distributors in Southern China, these relationships are long-term and have become mutually beneficial.  One party without the other is harmful to not only Green Dragon but the distributor. We expect to increase our customer base as we continue to grow our business. Our target markets are not limited geographically so we do not have to rely on just a few companies for business.  The company has steadily increased its revenues due to an expanding client base.  We believe that our client base will continue to expand.

 (7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do own the domain name www.greendragonglobal.com.  We do not own any patents, trademarks, licenses (other than the usual business license in Hong Kong), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

(a)

these agreements will not be breached;

(b)

we would have adequate remedies for any breach; or

(c)

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the wood products we import/export require specific governmental approval.  We must maintain the necessary governmental permits for importing and exporting and meet any safety standards set.  The current regulations in Hong Kong and the Peoples Republic of China do not place a burden on the company.  A yearly permit is applied for and issued with little effort.

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(9) Government Regulation

There are the National Environmental Policy Act (NEPA) and the National Forest Management Act (NFMA) that have been established by the United States Government.  The specific act that impacts us most is NFMA.  This act dictates that the forest service can sell timber on national forest land to private entities only under the following conditions:

•

They can sell timber at no less than its appraised value;

•

They must advertise all sales unless extraordinary conditions exist or the appraised value is less than $10,000;

•

They must provide a prospectus with detailed information to prospective buyers;

•

They must ensure open and fair competition in the bidding process and eliminate collusive bidding practices; and

•

They must promote orderly harvesting (usually requiring harvesting within a 3-5 year period).

Logs that are transported to Congo must pay the appropriate tax and valid documentation must be presented.  The Congo Forestry Law requires that the quota for processing is 85% local and only 15% exported.  All Congo exporters must be registered with SGS Group for inspection services.

International Tropical Timber Agreement of 1994 specifically governs logs, sawn wood, veneer sheets and plywood.  The objectives of this Agreement cover:

•

To provide an effective framework for consultation, international cooperation and policy development among all members with regard to all relevant aspects of the world timber economy;

•

To provide a forum for consultation to promote non-discriminatory timber trade practices;

•

To contribute to the process of sustainable development;

•

To enhance the capacity of members to implement a strategy for achieving exports of tropical timber and timber  products from sustainably managed sources by the year 2000;

•

To promote the expansion and diversification of international trade in tropical timber from sustainable sources by improving the structural conditions in international markets, by taking into account, on the one hand, a long term increase in consumption and continuity of supplies, and, on the other, prices which reflect the costs of sustainable forest management and which are remunerative and equitable for members, and the improvement of market access;

•

To promote and support research and development with a view to improving forest management and efficiency of wood utilization as well as increasing the capacity to conserve and enhance other forest values in timber producing tropical forests;

•

To develop and contribute towards mechanisms for the provision of new and additional financial resources and expertise needed to enhance the capacity of producing members to attain the objectives of this Agreement;

•

To improve market intelligence with a view to ensuring greater transparency in the international timber market, including the gathering, compilation, and dissemination of trade related data, including data related to species being traded;

•

To promote increased and further processing of tropical timber from sustainable sources in producing member countries with a view to promoting their industrialization and thereby increasing their employment opportunities and export earnings;

•

To encourage members to support and develop industrial tropical timber reforestation and forest management activities as well as rehabilitation of degraded forest land, with due regard for the interests of local communities dependent on forest resources;

•

To improve marketing and distribution of tropical timber exports from sustainably managed sources;

•

To encourage members to develop national policies aimed at sustainable utilization and conservation of timber producing forests and their genetic resources and at maintaining the ecological balance in the regions concerned, in the context of tropical timber trade;

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•

To promote the access to, and transfer of, technologies and technical cooperation to implement the objectives of this Agreement, including on concessional and preferential terms and conditions, as mutually agreed; and

•

To encourage information-sharing on the international timber market.

These regulations currently do not affect our importing of the wood logs and veneers.  Government regulation may change in the future and could place a burden on Green Dragon to conform to more paperwork with various government agencies in various countries.   Should there be a change in government regulations, we will endeavor to remain in compliance at all times.

(10) Research and Development In The Last Two Fiscal Years

During the last two fiscal years no money was spent directly on research and development. We have, however, spent minimal monies on travel expenses for our CEO to inspect woods from different suppliers.

(11) Cost and Effects of Compliance with Environmental Laws

As an import/export company we are not directly subject to any federal, state or local environmental laws. The companies that ship us the wood and veneer that we ship to our customers do have a duty to comply with any environmental impact rules and regulations pertaining to the wood products that we import/export.

(12) Our Employees

As of December 31, 2007, we have 10 regular paid employees.  We currently have no key employees, other than Mr. Lee our CEO/President/Director and Ms. Law, a Director and 15% shareholder in our company.  Our employees are paid regular salaries for their employment with Green Dragon.   They do not receive stock benefits for their performance. There are no key consulting contracts with any individuals or companies at this time.  The dividend paid to our President, Mr. Lee was a non-equity award and has been disclosed in the required Compensation Table disclosure provided later in the prospectus.

We do use commissioned sales/distribution representatives to sell and distribute our wood logs.  These representatives are not employed by the company and are not permitted to act on behalf of the company without the express approval of Green Dragon.  These outside sales reps are used for selling our wood logs only.  Their commission is based on the total sale amount.  We have different payment arrangements with each representative.  Due to the nature of our business being based on mutual trust, we do not have any written agreements with our key sales representatives.

Our key outside sales representatives may be terminated at any time for any reason without prior notice.  Conversely, our outside representatives may choose not to sell our wood logs at any time any for any reason.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Florida Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are an operating company that is seeking to continue to grow its operations. We have an operating history and have generated revenues from our activities that have produced net incomes and losses in years in which it has been fully operational. We have yet to undertake any direct expansion activity. Any growth that is achieved by the Company is done so through the skill of our management and sales team.  We do not have a specific business plan for expansion.  Our growth is a natural progression of our business gaining customers and sales.

Our Board of Directors believes that we can continue as an on-going business during the next twelve months since we are generating profits from our operations that can pay for our operations.  We may raise cash from sources other than our operations. Our only other source for cash at this time is investment by others in the Company. We have not solicited investment from any investment banks, private equity firms or venture capital firms at this time.

Our future financial success will be dependent on the continued success of our operations. Our future cash flows, if any, are impossible to predict at this time. The realization value from any growth is largely dependent on factors some of which are in our control and others that are beyond our control such as the availability of wood logs and veneers available to us.

Our revenues are derived from the sale of wood logs and veneers.  We do not act as agents for companies and therefore we do not receive any commissions or other types of revenue that is not directly from the sale of our wood logs and veneers.

At the present time management does not see any trends that will have a short or long term impact on our operations.  Our revenues are subject to our management team making the correct decisions regarding the purchase of our wood logs and veneers.  In the event we do make a decision to purchase from a vendor that does not deliver the quality of product necessary to sell to our client, we would have to re-purchase from another supplier.  Usually when this event occurs we must purchase at a higher price than was originally negotiated, thereby adversely affecting our net income.

Results of Operations

General

The following table shows our revenues, expenditures and net income for the fiscal years from 2006-2007 and 2008 YTD.

Table 4.0 Revenues, Expenditures and Net Income

FISCAL YEAR	REVENUE	EXPENSES[1]	COMPREHENSIVE INCOME (LOSS)
2008 YTD	$17,050,951	$16,423,500	$ 627,451
2007	$19,368,422	$18,794,558	$ 573,864
2006	$18,224,742	$16,841,179	$1,383,563
[1] Our Total Expenses include our other income or expenses; provision for income taxes; foreign currency adjustment; and any gain or loss on the sale of securities.

Results of Operations for the Period Ended December 31, 2007

For the nine month interim period ended December 31, 2007 (Fiscal Year 2008 YTD), we had revenues of $17,050,951.  Our expenses for the period were $16,476,847.  After considering other comprehensive income (loss) of $53,347we had a net, comprehensive income of $627,451 for the nine month period ending December 31, 2007.  The following Statement of Operations reflects our current financial position.  Our Statement of Operations reflects a line item disclosure of our operations along with a line item comparison to the same period in our prior fiscal year.

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Table 5.0 GREEN DRAGON WOOD PRODUCTS, INC. STATEMENT OF OPERATIONS

	For the nine months ended December 31,
	2007	2006	Var	%Var
Revenue	$17,050,951	$13,708,053	3,342,898	24.4%

Cost of goods sold	14,775,294	11,936,903	2,838,391	23.8%

Gross profit	2,275,657	1,771,150	504,507	28.5%

Selling and marketing expenses
Cargo insurance	38	3,388	(3,350)	-98.9%
Claims paid	68,232	98,236	(30,004)	-30.5%
Commission paid	32,268	289,814	(257,546)	-88.9%
Freight	108,586	81,968	26,618	32.5%
Samples	165	0	165	100.0%
Transportation	27,563	85,612	(58,049)	-67.8%
	236,852	559,018	(322,166)	-57.6%

General and administrative expenses
Advertising	297	2,387	(2,090)	-87.6%
Auditors’ remuneration	19,999	0	19,999	100.0%
Allowance for doubtful accounts	120,089	0	120,089	100.0%
Bank charges	135,925	195,953	(60,028)	-30.6%
Business registration fee	0	57	(57)	-100.0%
Cleaning expenses	4	73	(69)	-94.5%
Depreciation	7,325	7,354	(29)	-0.4%
Due and subscription	3,942	811	3,131	386.1%
Electricity and water	1,454	2,122	(668)	-31.5%
Entertainment	4,483	13,468	(8,985)	-66.7%
Exchange loss	202,413	0	202,413	100.0%
Insurance	20,806	2,180	18,626	854.4%
Management fee	6,841	6,667	174	2.6%
Mandatory Provident Fund contributions	21,818	32,729	(10,911)	-33.3%
Postage and courier	4,553	4,450	103	2.3%
Printing and stationery	1,769	2,637	(868)	-32.9%
Professional fee	190,710	667	190,043	28492.2%
Rent and rates	28,324	24,590	3,734	15.2%
Repairs and maintenance	13,852	2,461	11,391	462.9%
Salaries	245,753	455,791	(210,038)	-46.1%
Sundries	1,580	12,447	(10,867)	-87.3%
Telephone	8,264	7,458	806	10.8%
Traveling	39,145	25,927	13,218	51.0%
Write-off of amounts due from related companies	25,882	0	25,882	100.0%
	1,105,228	800,229	304,999	38.1%

Net profit from operations	933,577	411,903	521,674	126.6%

Other Income (Expense)
Other income	15,627	196,494	(180,867)	-92.0%
Dividend income	4,540	11,134	(6,594)	-59.2%
Exchange gains	0	129,043	(129,043)	-100.0%
Interest received	2,099	100,196	(98,097)	-97.9%
Management fee income	0	92,664	(92,664)	-100.0%
Rental income	0	5,148	(5,148)	-100.0%

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Interest expense	(259,959)	(430,088)	170,129	-39.6%
Total Other Income (Expense)	(237,693)	104,591	(342,284)	-327.3%

Net profits before provision for income taxes	695,884	516,494	179,390	34.7%

Provision for income taxes	121,780	90,386	31,394	34.7%

Net profits	574,104	426,108	147,996	34.7%

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	6,882	(1,758)	8,640	-491.5%
Disposal of investments	46,465	0	46,465	100.0%
Unrealized gain/loss on available for sale securities	0	(7,692)	7,692	-100.0%

Total Other Comprehensive Income (Loss)	53,347	(9,450)	62,797	-664.5%
Comprehensive income	$627,451	$416,658	210,793	50.6%
Interim dividend	1,932,000	0	1,932,000	100.0%
Net income per share, basic & diluted	$0.16	$0.1	0	60.0%
Weighted average number of shares	4,000,000	4,000,000	0	0.0%

Our revenues for the nine month period ending December 31, 2007 increased approximately 24% over the same period ending December 31, 2006 as a result of an increased customer base for our exporting of our veneers.  Our cost of goods sold as a percentage of revenue was 87%.  This compares to an 87% cost of goods sold to revenue ratio for the same period in 2006.  The increase in our general and administrative expenses as a percentage of revenue in the nine months ended December 31, 2007 as compared to the same period in 2006 we attribute mainly to the increase in the cost of veneers that we purchased from our suppliers.  The increase in the cost of exporting our veneers (which the increase in our exports also increased our sales) was caused by the Company having to purchase veneer from more expensive suppliers to meet the increase in demand for our product. The largest change in our line item expenses for the period as compared to the same period in 2006 was in salaries paid.  We had a decrease of 54% in salaries of which a part is directly attributed to the resignation of an accounting manager.  Our overall expenses remained constant and management does not believe this lack of decrease in overall expenses was significant.  The third quarter ending December 31 of our fiscal year is typically the slowest period for our company.

The decrease in salaries of 54% management deems significant.  While the salaries being paid are considerably lower for management, they are still considered by management to be within industry standards for operations in Hong Kong.  The decrease can be directly attributed to managements desire to re-domicile the company to the United States and file a registration statement to list the company on an exchange in the United States.  The costs associated with the re-domiciling and legal and accounting fees are high so management made a change in the salary structure to accommodate these costs.

Our accounts receivable balance at December 31, 2007 represents approximately 27% of our revenues for the nine months ended December 31, 2007.  In order to accurately reflect the true percentage of revenues that our accounts receivable will be, we need to annualize our projected revenues and accounts receivable.  Annualizing our projected revenue at $24,929,612, our accounts receivable will be approximately 18% of our revenues if we have no increase in our accounts receivable.  Management does not believe that receivables will increase above their present level.  The decrease in our accounts receivable from March 31, 2007 until December 31, 2007 can be directly attributed to management tightening its policies regarding the extension of credit under special circumstances.  This change in policy was determined by the Board of Directors to be in the best interests of Green Dragon and its cash flows.

We have had no change in our repayment terms on our overdraft interest and our bank loan interest.  We have had some aging of our receivables however this is directly related to our method of business since we must carry the balance in receivables until the balance is paid ..

We wrote off approximately $471,000 for the year ended March 31, 2007.  The write-offs related to bad debts were as a result of delinquent accounts mainly from four (4) clients.  Management determined that these four (4) clients were unable to repay their outstanding balances so their accounts receivable were written off as bad debts.

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We have provided for an allowance for doubtful accounts for the period ending December 31, 2007 in the amount of $120,089 because our accounts receivable balance at December 31, 2007 represented approximately 18% of our annualized projected revenue for the year ending March 31, 2008 was approximately the same as that for the year ended March 31, 2007.  Management performed a complete review of the current accounts receivable and while none of our current receivables are attributable to our four (4) write-offs and the current receivables do not indicate that they will not be able to pay their accounts when due we nevertheless made an allowance for bad debts.

We paid a $1,932,000 dividend on our common stock in the nine month period ended December 31, 2007 of our fiscal year 2008. This dividend was used to offset against the balance due from Director, our President Mr. Lee.  The offset of this dividend completely paid off the due from Director Mr. Lee as of the date of the dividend.  This dividend was paid to the two (2) shareholders of the company as of September 25, 2007.  The company declared the dividend to be paid out of the retained earnings of the company with the dividend to be paid on October 5, 2007.

Results of Operations for the Year Ended March 31, 2007

During the year ended March 31, 2007, we had revenues of approximately $19,368,422 which is an increase of approximately $3.3mm over the same period in 2006 of which $1.1mm was from an increase in our veneer sales.  We had a net income from operations of $450,333.  We had an additional income of $227,370 for a total profit before tax of $677,703.  After provision for taxes of $112,340, a foreign currency adjustment of $7,229 and a gain on the sale of securities of $15,730 we had a net income of $573,864 or a net income per share of $0.14 per share diluted.

We did have a net cash flow from investing activities for the year ended March 31, 2007 of $277,040.  This included proceeds from the disposal of investment in securities and the purchase of property, plant and equipment.   Our cash flow from operating activities of $565,363 when adjusted gave the company an operating profit before changes in working capital of $577,631.  After adjustments to our working capital we had net cash generated from operations of ($236,814).  After allowance for our investing income of $277,040 and financing activities of ($42,670) we had a net increase in cash and cash equivalents of ($2,444).

When this decrease was subtracted from the company’s cash and cash equivalents of $11,757 at the beginning of the year, the result was a decrease in cash and cash equivalents of $2,444, less adjustment for the effect of foreign exchange rates of $8,181, with cash and cash equivalents at our year end of $17,494. While we do not foresee any circumstances or events that will have an adverse impact on our operations changes in the current economic environment on a macro and micro level as well as potential changes in consumer spending and environmental changes could impact our operations. We did increase our revenues by approximately $1,100,000 from 2006 to 2007 year end. Thus, we expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to implement any expansion strategy that we may develop in our business model of operations.

Results of Operations for the Year Ended March 31, 2006

During the year ended March 31, 2006, we had revenues of approximately $18,224,742.  We had a net income of $84,177 from our operations.  We had an additional income of $1,387,422 for a total profit before tax of $1,471,599.  After provision for taxes of $27,411, a foreign currency adjustment of $1,570 and a loss on the sale of securities of $62,195 we had a net income of $1,383,563 or a net income per share of $0.36 per share diluted.

We did have a net decrease in cash flow from investing activities for the year ended March 31, 2006 of $3,155.  This included the purchase of property, plant and equipment.   Our cash flow from operating activities of $1,444,188 when adjusted gave the company an operating profit before changes in working capital of $1,458,160.  After adjustments to our working capital we had net cash outflow from operations of ($501,426).  After allowance for our investing income of ($3,155) and financing activities of ($576,357) we had a net decrease in cash and cash equivalents of ($78,086).

When this decrease was added to the company’s cash and cash equivalents of $88,042 at the beginning of the year, the result was a decrease in cash and cash equivalents of $9,956.00 after an adjustment for the effects of foreign exchange rate changes of $1,081 with cash and cash equivalents at our year-end of $11,757. We do not foresee any circumstances or events that will have an adverse impact on our operations. Our business model called or the Company to try to increase sales through expansion based on the state of the economy at that time. We expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to implement any expansion strategy that we may develop in our business model of operations.

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Liquidity & Capital Resources

Our internal liquidity is provided by our operations. Our total current assets exceed our current liabilities by over $2,117,576.  Management believes that in the fiscal year 2008 the Company will show a profit after allowance for taxes and operations should be sustainable in the long-term of at least twelve (12) months as a result of this net income.  In the event the company needs additional funds, the company will use its credit facilities.  Management maintains positive business and credit relationships with the Company’s banks.  As a result of these continuous relationships our credit facilities for short term credit is very strong.  Management does not foresee any problems with continued support from banks that currently provide our credit lines.

The company has open lines of credit with the following banks:

Bank of China (Hong Kong) Limited

Citibank N.A. Hong Kong Branch

DBS Bank Hong Kong

HSBC Commercial

Shanghai Commercial Bank Limited

The Company plans on reducing its credit facilities so that the DBS Bank (Hong Kong) Limited and the Shanghai Commercial Bank Ltd. are the only banks with which the company will have open lines of credit.  The exact date of closing our lines of credit with the other banks has not yet been determined.  The following table sets forth information relative to each banks terms.

Table 6.0 Bank Credit Facilities

Name of Bank	Amount of Credit Line	Terms of Repayment	Current Balance
DBS Bank (Hong Kong) Limited	$7,000,000 HKD[1]	120 Days	-0-
Shanghai Commercial Bank Ltd.	$5,500,000 HKD[1]	120 Days	$125,905
Bank of China (Hong Kong) Limited	$5,000,000 HKD[1]	120 Days	$604,801
Citigroup N.A.	$8,800,000 HKD[1] & $100,000 USD[2]	120 Days	-0-
HSBC Commercial	$19,150,000 HKD[1]	150 Days	$148,340
[1] HKD represents Hong Kong Dollars. [2] USD represents United States Dollars.

While the capital resources of the company are stable from a cash perspective, the credit of the Company for debt financing if necessary is extremely strong due to our strong banking relations and the credit facilities provided for our veneer products.  From time to time we do have a need to exercise our credit options on a short term basis due to the nature of our business as importers/exporters. The company has established lines of credit with banks and management maintains very strong relations with these banks.  Management believes that its current lines of credit are more than sufficient to cover any short and long term liquidity needs.  Our historical financial liquidity needs have been shown to be more than adequately covered by our credit facilities.  We believe that the strength of our management team to maintain strict internal control of its cash flow and liquidity that the current credit facilities are adequate for our needs.

Our accounts receivable represent approximately twenty-seven percent (27%) of our revenue.  Our accounts receivable are not considered by management to be high due to the nature of payment for our products.  Our clients are required to provide credit facilities for their product by a Letter of Credit or other negotiable method of payment for the amount owed.  Green Dragon draws of f the Letter of Credit prior to delivery only in the event that it is needed to maintain sufficient cash flow to cover our operations.  We do pay the cost of drawing on any Letter of Credit.  Because our cash flow is typically sufficient to cover our operations we do not carry accounts receivable unless prior arrangements have been made.  It is company policy to recognize revenue when the product is shipped to our customers.

In the event we are unable to generate sufficient funds to continue our business efforts or if the company is pursued by a larger company for a business combination, we will analyze all strategies to continue the company and increase shareholder value.  Only under these circumstances would we consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination to increase business and potentially increase the shareholder value of the Company.  Management believes its responsibility to increase shareholder value is of paramount importance, which means the Company should consider the aforementioned alternatives in the event funding is not available on favorable terms to the Company when and if needed.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

DESCRIPTION OF PROPERTY

Our principal business location is at Unit 1914, 19th Floor, Miramar Tower, 132 Nathan Road, Tsimshatsui, Hong Kong.  We own our furniture, computers, ancillary equipment, and office supplies.  Our offices are located on the 19th floor of a commercial office building in Hong Kong.  We occupy approximately 1,600 square feet that costs $20,000 Hong Kong dollar per month or $2,564.00 USD per month.  At the present time we do not have a showroom for our customers.  Management is discussing moving to a new facility that would house both our corporate offices and a showroom however there are no immediate plans to make such a move in the next twelve (12) months.  We do not own or lease any warehouse space.  In the event we have an overstock of wood logs or veneers, we rent space on a daily basis from one of our distributors.  This allows us to avoid long term contracts that are expensive for the short term needs that occur for requisite storage of our products when we are overstocked.  Because overstocking occurs on such an irregular basis, management believes that the daily rental fees paid are in the best financial interests of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than the line item “Due From Director” on our balance sheet as of March 31, 2007 consists of advances to our director Mr. Lee.  This amount was subsequently repaid using a cash dividend, as follows:

•

On September 25, 2007 the Board of Directors declared a dividend to be paid to shareholders of record as of September 25, 2007.  The dividend was declared payable on October 5, 2007.  We paid a $1,932,000 cash dividend on our common stock out of retained earnings to our (then) two (2) shareholders: President and Director Kwok Leung Lee and Director Mei Ling Law.

o

Kwok Leung Lee

▪

Mr. Lee received a total of HK$12,000,000 or USD $1,545,600 in a cash dividend from the company.  He subsequently used this dividend to offset his advances.  In other words, Mr. Lee used the dividend to offset the balance “Due From Director” – said Director being Mr. Lee.  This dividend, along with the amount provided by Ms. Law (see below), completely paid off the amount due from Director Lee as of the date of the dividend.

▪

Mr. Lee’s advances were taken at various times for various amounts during the course of the fiscal year.  Rather than issue a cash payment to Mr. Lee only to have him issue payment to Green Dragon for the advances taken by him, we declared a cash dividend that was then used to offset the advances taken by Mr. Lee.  The company authorized the advances to Mr. Lee by a Board resolution.  In light of the amount of time and travel by Mr. Lee throughout the world in furtherance of business on behalf of the company the Board of Directors believes it was appropriate to provide advances to Mr. Lee based on what management thought would be his total compensation for the year ended March 31, 2008.

o

Mei Ling Law

▪

 A total of HK$3,000,000 or USD$386,400 was paid as a cash dividend to Ms. Law on October 5, 2007.  Ms. Law, who is also the mother of Mr. Lee, requested her dividend be combined with Mr. Lee’s to completely pay off the advances to Mr. Lee.  After the total of $1,932,000 was applied against the outstanding balance advanced to Mr. Lee there was an overpayment of $166,011.

The overpayment of $166,011 is an overpaid interim dividend after set off against the Director’s advances, which amount was subsequently waived by Director Lee.  Please see Table 7 below.  The principal is all from the Director’s advances.  We have not included the director’s advances in our Executive compensation table.  Management believes that these advances were not loans but amounts drawn by Mr. Lee after approval by the Board of Directors.  The cash dividends to Mr. Lee and Ms. Law are reflected in our Executive Compensation tables under “All Other Compensation.”  As discussed above, the cash dividends were used to offset the amount Due from Directors in our financial statements.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

Table 7.0  Unpaid Interim Dividend After Set Off Against The Director’s Advances

Dr./(Cr.)

Balance as of April 1, 2007	$1,272,499
Director’s advances during the period	493,490
Interim dividend declared during the period	(1,932,000)
Waiver of Director’s current account	166,011

Balance as of December 31, 2007	$-0-

The following table 8.0 provides the dates and amounts that were taken as advances against the total compensation to be provided for Mr. Lee during our fiscal year ending March 31, 2008.   The Board of Directors approved the following advances based on what it believed would be the annual pay to be received by Mr. Lee during the fiscal year 2008.  Mr. Lee submitted to the company what he believed were going to be his financial requirements during each of the following periods.  Based on this information the Board of Directors approved the amount to be drawn on each date as shown in table 8.0 below.

Table 8.0 Director’s Advances Schedule

NAME OF DIRECTOR	DATE OF ADVANCE	AMOUNT OF DRAW
Kwok Leung Lee	Balance at March 31, 2007	USD$1,272,499
Kwok Leung Lee	April 1, 2007	USD$87,283
Kwok Leung Lee	May 1, 2007	USD$39,641
Kwok Leung Lee	June 1, 2007	USD$26,092
Kwok Leung Lee	July 1, 2007	USD$110,449
Kwok Leung Lee	August 1, 2007	(USD$17,920)[1]
Kwok Leung Lee	September 1, 2007	USD$96,638
Kwok Leung Lee	October 1, 2007	USD$46,158
Kwok Leung Lee	November 1, 2007	USD$51,330
Kwok Leung Lee	December 1, 2007	USD$219,830[2]

[1] Indicates the balance after payment by Mr. Lee that created an overpayment for the amount drawn during that period.

[2] Includes the amount of $166,011owed by the Company to Mr. Lee that was waived by Mr. Lee.

The amount due to the director of $166,011 is the overpayment of the cash dividend applied against the advances taken by Mr. Lee.  While the company had an increase in revenues of over $3,300,000.00, this amount due to Mr. Lee was waived by Mr. Lee since our net income for the nine month period ending December 31, 2007 showed a net comprehensive loss of approximately ($471,286).

Management has initiated a new policy that all officers and directors are to be compensated on a regular basis by payroll and not by advances.  This policy became effective March 31, 2008 and is a permanent change for the Company.

Due From Related Companies as of December 31, 2007 consisted of payments on behalf of the related companies by us with the breakdown set forth in Table 9.0 below.  Amounts due from related companies as of December 31, 2007 were unsecured and interest free loans with no fixed payment terms, but were expected to be repaid to the Company within the next 12 months.  Both Divine Asia and Pine Hero are companies that are controlled by the wife of our President Mr. Lee.  The amounts written off were deemed to be additional compensation to our President Mr. Lee since he is the controlling party of both companies.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

Table 9.0 Due from Related Companies

Amount due from Divine Asia Limited (“Divine Asia”)
Annual government fee paid on behalf of Divine Asia	$550
Write off of amount due from related company	$(550)
Balance as of December 31, 2007	$-0-

Amount due from Pine Hero International Limited (“Pine Hero”)
Payroll paid on behalf of Pine Hero	$24,719
Annual government fee paid on behalf of Pine Hero	613
Write off of amount due from related company	$(25,332)
Balance as of December 31, 2007	$-0-

Divine Asia and Pine Hero were companies that were set up to provide overseas marketing activities.  Pine Hero was specifically to perform marketing for our Company in the Peoples Republic of China.  These two (2) companies were set up by Green Dragon and the costs of incorporating and operating these companies was provided by us.  When it was apparent that neither company would be able to operate profitably both companies were shut down.  We believe that by waiving the monies owed to Green Dragon by Pine Hero and Divine Asia the waiver did affect our accounts receivable thereby reducing the profit of Green Dragon.  We believe that by providing for these waivers on our accounts receivable balance it insured that the profits of Green Dragon were not overstated.  We do not see any circumstances under which we would use any small entities like Divine Asia and Pine Hero in the future.

The company has not retained or provided compensation to any promoters for any services to the company. Our founder Mr. Lee acts on behalf of the Company to promote both our products and our Company.  Our other Director Ms. Law functions solely as a Director of the Company and does not perform any promoting of our products or the Company therefore we have not named her as a promoter.  Counsel for Green Dragon, Harrison Law, P.A. has been paid in cash and has not received any stock, options or warrants for stock in our Company.  Both the sister and husband of Diane J. Harrison, Esq., the President of Harrison Law, P.A., subscribed to and paid for shares of stock in the British Virgin Islands Corporation, Fit Sum Group Limited.  These shareholders, Lynnette J. Harrison and Michael J. Daniels, respectively, maintain sole and dispositive rights over their shares.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $25,000,000 in revenue we rely on our CEO/President Kwok Leung Lee for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Lee as both our company CEO/President and our audit committee financial expert is not detrimental to the Company. Mr. Lee has an understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Lee has gained this expertise through his formal education and experience with over fifteen years of business experience. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the FINRA OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the FINRA OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

 Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other equipment and furniture leasing service providers or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for instant messaging business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

 Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.  There are 3,000,000 shares of common stock that could be sold by a shareholder according to Rule 144. The 3,000,000 shares that are considered 144 eligible will only qualify once our company has been fully reporting for at least ninety (90) days.  A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.”  An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer.  The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act.  Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a six month holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  Further, Rule 144 permits the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a six month holding period.

Cash dividends have not been paid during the fiscal years ended March 31, 2007 and 2006. We did pay $1,932,000 in cash dividends during the nine month period ended December 31, 2007, our fiscal year 2008. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have twenty-seven (27) stockholders of record of our common stock as of December 31, 2007.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years March 31, 2006 and 2007, and 2008 Year-to-Date and whose salary and bonus exceeded $100,000 for the fiscal years ended March 31, 2006 and 2007, and 2007 Year-to-Date for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 10.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kwok Leung Lee,1 & 3 President and CEO, CFO, Director	2006	58,461.53	4,679.48	-0-	-0-	-0-	-0-	-0-	63,141.01
	2007	58,461.53	4,871.49	-0-	-0-	-0-	-0-	-0-	63,333.32
	2008 YTD	39,974.35	-0-	-0-	-0-	-0-	-0-	1,571,482	1,611,456.35
Mei Ling Law2 & 3, Director	2006	13,846.15	1,153.84	-0-	-0-	-0-	-0-	-0-	14,999.99
	2007	13,846.15	1,153.84	-0-	-0-	-0-	-0-	-0-	14,999.99
	2008 YTD	9,230.76	-0-	-0-	-0-	-0-	-0-	386,400	395,630.76

[1]There is no employment contract with Mr. Kwok Leung Lee at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[2]There is no employment contract with Ms. Mei Ling Law at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[3] We paid a $1,932,000 dividend on our common stock in the nine month period ended December 31, 2007 of our fiscal year 2008.  This dividend was a cash dividend of which the amount paid to Mr. Lee, USD$1,545,600, and the amount paid to Ms. Law, USD$386,400, was offset against the Balance Due From Director, our President Mr. Lee.  The offset of this dividend completely paid off the amount due from Director Mr. Lee as of the date of the dividend.  Mr. Lee and Ms. Law were our only shareholders at the time of the dividend.

Table 11.0 Outstanding equity awards for 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares Of Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kwok Leung Lee, CEO/President/ Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mei Ling Law, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 12.0 Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kwok Leung Lee, CEO/President/Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mei Ling Law, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of Kwok Leung Lee and Mei Ling Law.  We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors believes that our Chairman/President, Kwok Leung Lee, has developed disclosure controls and procedures that are in keeping with the intent of the regulations. As our CEO/President with over fifteen (15) years of business experience and experience in coordinating financial information for statements with company accountants, Mr. Lee and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our company.

We believe that management’s assessment of our disclosure controls and procedures are effective in providing the financial disclosure of our company.  Our principal executive and principal financial officer have concluded that as of the end of the period covered by the financial report, the disclosure controls and procedures are effective to ensure:

(1)

that information required to be disclosed in reports filed or submitted under the Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified by the Commission’s rules and forms; and

(2)

that information required to be disclosed in the required reports is accumulated and communicated to the Issuer’s management as appropriate to allow timely decisions regarding required disclosure.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our CEO/President, Kwok Leung Lee will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the semi-annual monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports filed with the Securities and Exchange Commission.

No changes in our internal controls over our financial reporting occurred during the last fiscal quarter for Green Dragon.

CODE OF ETHICS

We have adopted a code of ethics as of August 31, 2007 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director.  We have conducted regular Board of Director meetings on the last business Friday of each quarter for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings, each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.

EXPERTS

Certain of the financial statements of Green Dragon Wood Products, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Madsen & Associates, C.P.A., Inc., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 20, 2007, we engaged Madsen & Associates, C.P.A., Inc., ("Madsen ") as our independent auditor. They are our first auditor and we have had no disagreements with Madsen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Green Dragon Wood Products, Inc. by Harrison Law, P.A., 6860 Gulfport Blvd. South, No. 162, South Pasadena, Florida, 33707.

WHERE YOU CAN FIND FURTHER INFORMATION

Green Dragon Wood Products, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Green Dragon Wood Products, Inc. has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Green Dragon Wood Products, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

FINANCIAL STATEMENTS

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

SALT LAKE CITY, UTAH   84107

(801) 268-2632

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Green Dragon Wood Products, Inc.

We have reviewed the accompanying balance sheet of Green Dragon Wood Products, Inc. as of December 31, 2007, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the nine months ended December 31, 2007. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah   84107

April 22, 2008

Link to Green Dragon Wood Products, Inc. S-1 Table of Contents

GREEN DRAGON WOOD PRODUCTS, INC.

BALANCE SHEET (Unaudited)

As of December 31, 2007

December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$75,989
Pledged bank deposits	671,906
Accounts receivable, net	4,596,969
Deposit, prepayment and other receivables	602,625
Total current assets	5,947,489
PLANT & EQUIPMENT
At cost:
Computer equipment	47,234
Others	25,059
Less: Accumulated depreciation
Computer equipment	(48,706)
Others	(18,517)
Total plant & equipment	5,070

TOTAL ASSETS	$5,952,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities
Bank overdraft	$52,692
Bank loan	-
Accounts payable	1,899,753
Accrued expenses and other payables	141,876
Import loans	1,225,473
Deposit received	163,028
Taxes payable	202,433
Total current liabilities	3,685,255

LONG TERM LIABILITY – BANK LOAN	-

TOTAL LIABILITIES	3,685,255
STOCKHOLDERS’ EQUITY
Common stock, par value 0.001, 500,000,000 shares authorized; 4,000,000 shares issued and outstanding as of June 30, 2007	4,000
Additional paid in capital	640,500
Retained earnings	1,621,581
Accumulated other comprehensive income	1,223
TOTAL STOCKHOLDERS’ EQUITY	2,267,304

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,952,559

See accompanying notes to the financial statements

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENTS OF OPERATIONS (Unaudited)

For the Nine Months Ended December 31, 2007

	For the three months ended December 31,		For the nine months ended December 31,
	2007	2006	2007	2006
Revenue	$4,586,145	$4,548,812	$17,050,951	$13,708,053

Cost of goods sold	4,544,929	4,143,672	14,775,294	11,936,903

Gross profit	41,216	405,140	2,275,657	1,771,150

Selling and marketing expenses
Cargo insurance	-	2,485	38	3,388
Claims paid	10,272	47,923	68,232	98,236
Commission paid	5,360	48,604	32,268	289,814
Freight	58,893	27,028	108,586	81,968
Samples	165	-	165	-
Transportation	19,883	19,809	27,563	85,612
	94,573	145,849	236,852	559,018

General and administrative expenses
Advertising	149	889	297	2,387
Auditors’ remuneration	31	-	19,999	-
Allowance for doubtful accounts	(562)	-	120,089	-
Bank charges	39,962	55,910	135,925	195,953
Business registration fee	-	-	-	57
Cleaning expenses	-	19	4	73
Depreciation	3,668	3,677	7,325	7,354
Due and subscription	3,846	650	3,942	811
Electricity and water	717	543	1,454	2,122
Entertainment	1,502	6,025	4,483	13,468
Exchange loss	83,068	-	202,413	-
Insurance	12,352	1,420	20,806	2,180
Management fee	2,288	2,222	6,841	6,667
Mandatory Provident Fund contributions	2,885	10,987	21,818	32,729
Postage and courier	2,277	2,545	4,553	4,450
Printing and stationery	823	942	1,769	2,637
Professional fee	163,683	387	190,710	667
Rent and rates	8,329	10,599	28,324	24,590
Repairs and maintenance	1,375	1,547	13,852	2,461
Salaries	94,444	180,041	245,753	455,791
Sundries	227	162	1,580	12,447
Telephone	3,504	2,749	8,264	7,458
Traveling	34,459	15,199	39,145	25,927
Write-off of amounts due from related companies	25,882	-	25,882	-
	484,909	296,513	1,105,228	800,229

Net profit (Loss) from operations	(538,266)	(37,222)	933,577	411,903

Other Income (Expense)
Other income	(45,127)	24,363	15,627	196,494

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Dividend income	4,540	-	4,540	11,134
Exchange gains	-	118,994	-	129,043
Interest received	262	20,119	2,099	100,196
Management fee income	-	30,888	-	92,664
Rental income	-	-	-	5,148
Interest expense	(57,899)	(131,530)	(259,959)	(430,088)
Total Other Income (Expense)	(98,224)	62,834	(237,693)	104,591

Net profits (loss) before provision for income taxes	(636,490)	25,612	695,884	516,494

Provision for income taxes	(111,385)	4,482	121,780	90,386

Net profits (Loss)	(525,105)	21,130	574,104	426,108

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(17,801)	(13,061)	6,882	(1,758)
Disposal of investments	46,465		46,465
Unrealized gain/loss on available for sale securities	25,155	(7,692)	-	(7,692)

Total Other Comprehensive Income (Loss)	53,819	(20,753)	53,347	(9,450)

Comprehensive income	$(471,286)	$377	$627,451	$416,658

Interim dividend	-	-	1,932,000	-

Net income (loss) per share, basic & diluted	$(0.12)	$-	$0.16	$0.10

Weighted average number of shares	4,000,000	4,000,000	4,000,000	4,000,000

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY AND COMPREHENSIVE INCOME (Unaudited)

For the Nine Months Ended December 31, 2007

	Share capital	Additional paid in capital	Retained earnings	Other comprehensive income	Total equity

Balance at 1 April 2007	$4,000	$640,500	$2,813,466	$(52,124)	$3,405,842

Net profit for the period	-	-	574,104	-	574,104

Interim dividend			(1,932,000)	-	(1,932,000)

Disposal of investments				46,465	46,465

Foreign currency translation adjustments	-	-	-	6,882	6,882

Balance at 31 December 2007	$4,000	$640,500	$1,621,581	$1,223	$2,267,304

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENT OF CASH FLOWS (Unaudited)

For the Nine Months Ended December 31, 2007

Cash flow from operating activities
Net profit	$574,104
Adjustments for:
Allowance for doubtful accounts	120,089
Depreciation	7,325

Operating profit before changes in working capital	701,518

Decrease in trade receivables	2,994,294
Increase in deposits, prepayments and other receivables	(7,678)
Decrease in trade payables	(1,735,771)
Decrease in other payables and accruals	(72,174)
Increase in deposits received	112,337
Increase in tax payable	115,764
Decrease in amount due to a director	(493,490)
Decrease in amounts due to related companies	(75,157)
Net cash inflow from operating activities	1,539,643

Investing activities
Purchase of property, plant and equipment	(728)
Proceeds from disposal of investment in securities	1,017,891
Net cash inflow from investing activities	1,017,163

Financing activities
Repayment of bank loans	(235,331)
Decrease in pledged bank deposits	344,117
Decrease in bank overdrafts	(145,650)
Decrease in bills payables and import loans	(2,441,265)

Cash outflow from financing activities	(2,478,129)

Net increase in cash and cash equivalents	78,677

Effect of foreign exchange rate changes	(20,182)

Cash and cash equivalents at beginning of period	17,494

Cash and cash equivalents at end of period	$75,989

Supplemental disclosure of cash flows information
Cash paid for:
Bank interest expenses	$259,558
Income taxes	$6,016

Supplemental disclosure of non-cash transaction
Interim cash dividend declared set off against amount due from a director	$1,932,000
Waiver of the remaining due to director	$166,011

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Green Dragon Wood Products, Inc., (The “Company”) was originally incorporated under the laws of Hong Kong on March 20, 2000 as Green Dragon Wood Products Company Limited.  On May 30, 2007 the company formed a British Virgin Islands corporation under the name of Fit Sum Group Limited for the purpose of re-domiciling the company to the United States.  To complete the re-domiciling of the corporation to the United States a Florida corporation, Green Dragon Wood Products, Inc. was formed on September 26, 2007.  Green Dragon Wood Products, Inc. became the legal entity of the Company while the original business of Green Dragon Wood Products Company Limited survives.

The principal activity of the Company is trading of timber.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in Hong Kong are subject to considerations and significant risks typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(c)

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Allowances for doubtful debts for the nine month periods ended December 31, 2007 and 2006 were $120,089 and $0, respectively.  Bad debts are written off as incurred. No bad debt was incurred for the nine months period ended December 31, 2007.

(d)

Inventories

Inventories consisting of goods for resale are stated at the lower of cost or net realizable value. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e)

Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of operations as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

(f)

Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Computer equipment

3⅓ - 5 years

Others

        5 years

The depreciation expense for the nine month periods ended December 31, 2007 and 2006 amounted to $7,325 and $7,354, respectively.

(g)

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the nine month period ended December 31, 2007.

(h) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of Hong Kong, the corporation income tax rate applicable is 17.5%.  The Company’s income tax expense for the nine month periods ended December 31, 2007 and 2006 was $121,780 and $90,386, respectively.

(i) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm's length with the Company's lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

(j)

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a)

Persuasive evidence of an arrangement exists,

b)

Delivery has occurred or services have been rendered,

c)

The seller's price to the buyer is fixed or determinable, and

d)

Collectibility is reasonably assured.

(k)

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2007, there were no common share equivalents outstanding.

(l)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(m)

Retirement Benefits

Hong Kong mandates companies to operate a mandatory provident fund scheme, which is available to all employees in Hong Kong. Both the Company and the employees are required to contribute 5% (subject to an aggregate amount of $256) per month of the employees’ relevant income.  Contributions from the Company are 100% vested in the employees as soon as they are paid to the scheme.  Contributions to the scheme are expensed in the statement of operations as they become payable in accordance with the rules of the scheme.  The assets of the scheme are held separately from those of the Company and managed by independent professional fund managers.  The Company provides no other retirement benefits to its employees.

(n)

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (US$). The functional currency of the Company is the Hong Kong dollar (HK$). Capital accounts of the financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year.  The translation rates are as follows:

December 31, 2007

Period end HK$ : US$ exchange rate	0.1282
Average nine months end HK$ : US$ exchange rate	0.1282

(p) Recently Adopted or Issued Accounting Pronouncements

There are no recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, includes certain exceptions to the principle.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.

This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

Statement No. 155

This statement is intended to simplify and make more consistent the accounting for certain financial instruments.

This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 156

This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.

The adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 157

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”.  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosure about fair value measurements.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

Statement No. 158

This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Statement No. 159

This statement permits entities to choose to measure many financial assets and financial liabilities at fair value.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September of 2006 the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.

The Company does not expect that the adoption of SAB No. 108 will have a material effect on the Company’s future reported financial position or results of operations.

In considering all recent accounting pronouncements issued recently by the FASB, EITF, AICPA or SEC, the Company does not expect that the adoption of any of these accounting pronouncements will have a material effect on the Company’s future reported financial position or results of operations.

(q) Available for sale securities

The Company reports the Available for sale securities at the fair market value at the balance sheet date.  Current income and dividends paid to the Company are reported in the current year operations.  Net unrealized gains and losses on available for sale securities are reported as other comprehensive income (loss).

NOTE 3 – ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

As of December 31,
2007

Accounts receivable	$4,717,058
Less: Allowance for doubtful accounts	120,089

Accounts receivable, net	$4,596,969

Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales.  The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

NOTE 4 – INVENTORIES

Inventories consisting of goods for resale are stated at the lower of weighted average cost or net realizable value.

NOTE 5 – DEPOSIT, PREPAYMENT AND OTHER RECEIVABLES

Deposits consists of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as deposits, prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company.

Deposits, prepayment and other receivables as of December 31, 2007 were summarized as follows:

As of December 31,
2007
Deposit for goods	$584,304
Prepayment and other receivables	10,643
Total	$594,947

NOTE 6 – PLANT AND EQUIPMENT

Plant and equipment of the Company consist primarily of computer equipment owned by the Company. Plant and equipment as of December 31, 2007 are summarized as follows:

As of December 31,
2007

At cost:
Computer equipment	47,234
Others	25,059
72,293

Less: Accumulated depreciation
Computer equipment	48,706
Others	18,517
67,223

Plant and equipment , net	$5,070

Depreciation expenses for the nine month periods ended December 31, 2007 and 2006 were $7,325 and $7,354, respectively.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

NOTE 7 – INCOME TAX AND DEFERRED TAX LIABILITIES

Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong, the statutory corporate income tax rates are 17.5% for the periods ended December 31, 2007 and 2006.

The actual and effective corporate income tax was 17.5% for the nine month periods ended December 31, 2007 and 2006.

Reconciliation of taxation for the period with the accounting profit:

	For the nine month periods ended December 31,
	2007	2006

Income before tax	$695,884	$516,494

Tax at the HK profits tax rate: 17.5%	$121,780	$90,386

Taxation for the period	$121,780	$90,386

The provisions for income taxes for the nine month periods ended December 31, 2007 and 2006 are summarized as follows:

	As of December 31,
	2007	2006

Current	$121,780	$90,386
Deferred	-	-

TOTAL	$121,780	$90,386

There are no other timing differences between reported book or financial income and income computed for income tax purposes.  Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

NOTE 8 –BANK LOANS, OVERDRAFTS AND IMPORT LOANS

The Company has entered into an arrangement with several banks to borrow funds on a short term basis to cover overdrafts on the Company’s checking accounts.  The banks will cover the overdrafts on the checking accounts up to $333,000.  The table below sets for the amounts owed by the Company to these banks at the balance sheet dates along with the stated interest rate charge by these banks.

Bank loans included bank facilities and loans.

Bank overdrafts were summarized as follows:

	Interest rate
	As of December 31,	As of December 31,
Banks	2007	2007

DBS Bank	15%	$2,800
Shanghai Commercial Bank	14%	49,892
TOTAL		$52,692

Import loans were summarized as follows:

	Interest rate
	As of December 31,	As of December 31,
Banks	2007	2007

Shanghai Commercial Bank	8.25%	590,602
DBS Bank	8.25%	634,871

TOTAL		$1,225,473

All bank borrowings were secured by bank deposits and securities owned by the Company and personally guaranteed by Lee Kwok Leung, the director of the Company.

Interest expense for all outstanding debt was $259,959 for the nine month period ended December 31, 2007.

The following provides how the interest rates on our credit facilities, bank loans and import loans are presently calculated.

Bank facilities

Name of bank	Interest rates as of December 31, 2007

Shanghai Commercial Bank	Hong Kong Dollar Prime rate + 8%
DBS Bank	Hong Kong Dollar Prime rate + 9%

The maturity of bank facilities is on perpetual basis.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

December 31, 2007

(Continued)

Import loans

Name of banks	Nature	Interest rates as of December 31, 2007

Shanghai Commercial Bank	Hong Kong Dollar bill	Hong Kong Dollar Prime rate + 0.25%
	US Dollar bill	US Dollar Prime rate + 0.25%
DBS Bank	Hong Kong Dollar bill	Standard Bills rate + 0.25%
	US Dollar bill	Standard Bills rate

The maximum financing period for each invoice shall be ranged from 90 to 150 days, less: (1) supplier’s credit period (if any) and (2) in case payment is made to supplier after the payment due date, the period already lapsed.

NOTE 9 – RELATED PARTY TRANSACTIONS

As of December 31, 2007
Amount due to a director
Lee Kwok Leung	$166,011
Less: Waiver of amount due to a director	(166,011)

Amounts due from related companies
Divine Asia Limited (“Divine Asia”)	$550
Pine Hero International Limited (“Pine Hero”)	25,332
Less: write-off	(25,882)
Balance	$-0-

NOTE 10 – COMMON STOCK

The Company has 500,000,000 shares of common shares authorized at a par value of $.001.  As of December 31, 2007, the Company has a total 4,000,000 shares of common stock issued and outstanding.

NOTE 11 – CONTINGENCIES AND COMMITMENTS

Operating lease commitments

As of December 31, 2007, the Company had arranged a non-cancelable operating lease with a third party for its office in Hong Kong.  The expected annual lease payments under this operating lease were as follows:

As of December 31, 2007

For the year ended March 31,
2008	10,054
2009	-0-

TOTAL	$10,054

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MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

SALT LAKE CITY, UTAH   84107

(801) 268-2632

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and
Stockholders of Green Dragon Wood Products, Inc.

We have audited the accompanying balance sheets of Green Dragon Wood Products, Inc. as of March 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years ended March 31, 2007 and 2006. Green Dragon Wood Products, Inc. management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Dragon Wood Products, Inc. as of March 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years ended March 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

December 5, 2007

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GREEN DRAGON WOOD PRODUCTS, INC.

BALANCE SHEET

As of March 31, 2007 and 2006

ASSETS	2007	2006
CURRENT ASSETS
Cash and cash equivalent	$17,494	$11,757
Pledged bank deposits	1,016,023	1,104,788
Accounts receivable, net	7,591,263	9,082,069
Amount due from a related company	0	85,242
Inventories	0	269,202
Deposit, prepayment and other receivables	594,947	373,022
Total current assets		10,926,080

PLANT & EQUIPMENT
At cost:
Computer equipment	49,610	47,492
Others	21,955	21,842
Less: Accumulated depreciation
Computer equipment	(44,704)	(36,151)
Others	(15,099)	(11,791)
Total plant & equipment	11,762	21,392

DUE FROM DIRECTORS	1,272,499	0
AVAILABLE FOR SALE SECURITIES – PLEDGED	1,064,356	1,344,034
TOTAL ASSETS	11,568,344	$12,291,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	$198,342	$563,926
Bank loan	127,353	129,802
Accounts payable	3,635,524	2,598,979
Amount due to directors	0	452,908
Accrued expenses and other payables	214,050	214,210
Import loans	3,666,738	5,245,556
Amount due to related companies	75,157	0
Deposit received	50,691	15,515
Taxes payable	86,669	1,668
Total current liabilities		9,222,564

LONG TERM LIABILITY – BANK LOAN	107,978	236,964
TOTAL LIABILITIES	8,162,502	9,459,528
STOCKHOLDERS’ EQUITY
Common stock, par value 0.001, 500,000,000 shares authorized; 4,000,000 shares issued and outstanding as of March 31, 2007	4,000	4,000
Additional paid in capital	640,500	640.500
Retained earnings	2,813,466	2,248,103
Accumulated other comprehensive deficit	(52,124)	(60,625)
TOTAL STOCKHOLDERS’ EQUITY	3,405,842	2,831,978

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	11,568,344	$12,291,506

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENT OF OPERATIONS

For the Years Ended March 31, 2007 and 2006

	2007	2006
Revenue	$19,368,422	18,224,742

Cost of goods sold	(16,726,354)	(17,104,360)

Gross profit	2,642,068	1,120,382

Selling and marketing expenses
Cargo insurance	4,042	2,130
Claims paid	116,053	4,523
Commission paid	218,767	66,957
Freight	120,270	93,706
Transportation	112,810	1,290
	(571,942)	(168,606)

General and administrative expenses
Advertising	278	11,849
Bank charges	144,030	232,107
Business registration fee	391	335
Cleaning expenses	84	1,961
Depreciation	12,247	13,687
Due and subscription	951	2,350
Electricity and water	2,843	2,637
Entertainment	20,649	5,945
Exchange losses	17,692	10,283
Insurance	2,725	2,365
Management fee	8,945	7,782
Mandatory Provident Fund contributions	45,770	23,896
Motor vehicles expenses	10	75
Postage and courier	7,036	6,249
Printing and stationery	3,874	4,796
Professional fee	4,697	18,271
Rent and rates	35,146	37,921
Repairs and maintenance	3,456	8,893
Salaries	606,233	385,985
Sundries	14,157	28,983
Telephone	10,190	12,778
Traveling	33,447	48,451
	(974,851)	(867,599)

Net profit from operations	450,333	84,177

Other Income (Expense)
Other income	182,859	134,255
Dividend income	20,447	1,324,867
Exchange gains	0	256,836
Interest received	24,064	81,175
Management fee income	0	140,348
Rental income	0	10,301
Interest expense	(644,942)	(560,360)
Total Other Income (Expense)	(417,572)	1,387,422

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Net profit before provision for income taxes	677,703	1,471,599

Provision for income taxes	(112,340)	(27,411)

Net profit	565,363	1,444,188

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(7,229)	1,570
Unrealized gain/loss on available for sale securities	15,730	(62,195)

Total Other Comprehensive Income (Loss)	8,501	(60,625)

Comprehensive income	$573,864	$1,383,563

Net income per share, basic & dilute	$0.14	$0.36

Weighted average number of shares	4,000,000	4,000,000

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY AND COMPREHENSIVE INCOME

For the Years Ended March 31, 2007 and 2006

	Share capital	Additional paid in capital	Retained earnings		Other Comprehensive Income	Total equity

Balance at April 1, 2005	$4,000	$640,500	$803,915	$		$1,448,415

Net profit for the year	-	-	1,444,188		-	1,444,188

Fair value change on investment in securities	-	-	-		(62,195)	(62,195)

Foreign Currency Translation Adjustments	-	-	-		1,570	1,570

Balance at March 31, 2006	$4,000	$640,500	$2,248,103		$(60,625)	$2,831,978

Net profit for the year			565,363			565,363

Fair value change on investment in securities					15,730	15,730

Foreign Currency Translation Adjustments					(7,229)	(7,229)

Balances at March 31, 2007	$4,000	$640,500	$2,813,466		$(52,124)	$3,405,842

See accompanying notes and accountant’s report.

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GREEN DRAGON WOOD PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended March 31, 2007 and 2006

Cash flow from operating activities	2007	2006
Net profit	$565,363	$1,444,188
Adjustments for:
Depreciation	12,268	13,972

Operating profit before changes in working capital	577,631	1,458,160

Decrease (Increase) in inventories	269,202	(269,202)
Decrease (Increase) in trade receivables	1,490,806	(2,480,004)
Increase (Decrease) in deposits, prepayments and other receivables	(221,925)	162,800
Decrease (Increase) in amount due from a related company	85,242	(85,242)
Increase in amount due from a director	(1,272,499)	0
Increase in trade payables	1,036,545	1,218,236
Increase (Decrease) in other payables and accruals	160	(50,539)
Increase (Decrease) in deposits received	35,176	(141,661)
Increase in tax payable	85,001	1,739
Decrease (Increase) in amount due to a director	(452,908)	270,089
Increase in amounts due to related companies	75,157	0
Net cash inflow from operating activities	1,707,588	84,376

Investing activities
Purchase of property, plant and equipment	(2,638)	(3,155)
Proceeds from disposal of investment in securities	279,678	0
Net cash inflow (outflow) from investing activities	277,040	(3,155)
Financing activities
Repayment of bank loans	(131,435)	(421,296)
Increase (Decrease) in pledged bank deposits	88,765	(155,061)
Increase (Decrease) in bank overdrafts	(365,584)	141,609
Increase (Decrease) in import loans	(1,578,818)	275,441

Cash outflow used in financing activities	(1,987,072)	(159,307)

Net increase in cash and cash equivalents	(2,444)	(78,086)

Effect of foreign exchange rate changes	8,181	1,801

Cash and cash equivalents at beginning of year	11,757	88,042

Cash and cash equivalents at end of year	$17,494	11,757

Analysis of cash and cash equivalents
Cash and cash equivalents	$17,494	11,757

See accompanying notes to the financial statements

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Green Dragon Wood Products, Inc., (The “Company”) was originally incorporated under the laws of Hong Kong on March 20, 2000 as Green Dragon Wood Products Company Limited.  On May 30, 2007 the company formed a British Virgin Islands corporation under the name of Fit Sum Group Limited for the purpose of re-domiciling the company to the United States.  To complete the re-domiciling of the corporation to the United States a Florida corporation, Green Dragon Wood Products, Inc. was formed on September 26, 2007.  Green Dragon Wood Products, Inc. became the legal entity of the Company while the original business of Green Dragon Wood Products Company Limited survives.

The principal activity of the Company is trading of timber.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Economic and Political Risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in Hong Kong are subject to considerations and significant risks typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(c)

Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The bad debts incurred during the year ended March 31, 2007 are $471,036.  No bad debts were incurred during the year ended March 31, 2006.

(d)

Inventories

Inventories consisting of goods for resale are stated at the lower of cost or net realizable value. Inventory costs are calculated using a weighted average, first in first out (FIFO) method of accounting.

(e)

Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of operations as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

(f)

Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

Computer equipment

3⅓ - 5 years

Others

        5 years

The depreciation expense for the years ended March 31, 2007 and 2006 amounted to $12,247 and $13,687, respectively.

(g)

Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended March 31, 2007 and 2006.

(h)

Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of Hong Kong, the corporation income tax rate applicable is 17.5%.  The Company's income tax expense for year ended March 31, 2007 and 2006 was $115,686 and $27,411 respectively.

(i)

Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm's length with the Company's lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

(j)

Revenue Recognition

Revenue represents the invoiced value of goods sold recognized upon the shipment of goods to customers. Revenue is recognized when all of the following criteria are met:

a.

Persuasive evidence of an arrangement exists,

b.

Delivery has occurred or services have been rendered,

c.

The seller's price to the buyer is fixed or determinable, and

d.

Collectibility is reasonably assured.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

(k)

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of March 31, 2007 and 2006, there were no common share equivalents outstanding.

(l)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(m)

Retirement Benefits

Hong Kong mandates companies to operate a mandatory provident fund scheme, which is available to all employees in Hong Kong. Both the Company and the employees are required to contribute 5% (subject to an aggregate amount of $256) per month of the employees’ relevant income.  Contributions from the Company are 100% vested in the employees as soon as they are paid to the scheme.  Contributions to the scheme are expensed in the statement of operations as they become payable in accordance with the rules of the scheme.  The assets of the scheme are held separately from those of the Company and managed by independent professional fund managers.  The Company provides no other retirement benefits to its employees.

(n)

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  Comprehensive income includes net income and the foreign currency translation gain, net of tax.

(o)

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (US$). The functional currency of the Company is the Hong Kong dollar (HK$). Capital accounts of the financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year.  The translation rates are as follows:

	March 31, 2007	March 31, 2006

Year end HK$ : US$ exchange rate	0.12800	0.12890
Average yearly HK$ : US$ exchange rate	0.12854	0.12876

(p)

Available for sale securities

The Company reports the Available for sale securities at the fair market value at the balance sheet date.  Current income and dividends paid to the Company are reported in the current year operations.  Net unrealized gains and losses on available for sale securities are reported as other comprehensive income (loss).

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

(q)

Recently Adopted or Issued Accounting Pronouncements

There are no recently issued accounting standards that will have an impact on the financial statements that have not been adopted.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, includes certain exceptions to the principle.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

Statement No. 155

This statement is intended to simplify and make more consistent the accounting for certain financial instruments.

This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 156

This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.

The adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 157

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”.  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosure about fair value measurements.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Statement No. 158

This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Statement No. 159

This statement permits entities to choose to measure many financial assets and financial liabilities at fair value.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September of 2006 the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

The Company does not expect that the adoption of SAB No. 108 will have a material effect on the Company’s future reported financial position or results of operations.

In considering all recent accounting pronouncements issued recently by the FASB, EITF, AICPA or SEC, the Company does not expect that the adoption of any of these accounting pronouncements will have a material effect on the Company’s future reported financial position or results of operations.

NOTE 3 – ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

	As of March 31,
	2007	2006

Accounts receivable	$7,591,263	$9,082,069
Less: Allowance for doubtful accounts

Accounts receivable, net	$7,591,263	$9,082,069

Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. At March 31, 2007 and 2006, two customers accounted for 89% and 81% respectively, of the Company’s account receivables. The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

NOTE 4 – INVENTORIES

Inventories consisting of goods for resale are stated at the lower of weighted average cost or net realizable value.

NOTE 5 – DEPOSIT, PREPAYMENT AND OTHER RECEIVABLES

Deposits consists of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the purchase of goods and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as deposits, prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company

Deposits, prepayment and other receivables as of March 31, 2007 and 2006 were summarized as follows:

	As of March 31,
	2007	2006
Deposit for goods	$577,358	$94,220
Prepayment and other receivables	17,589	278,802
Total	594,947	$373,022

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

NOTE 6 – PLANT AND EQUIPMENT

Plant and equipment of the Company consist primarily of computer equipment owned by the Company. Plant and equipment as of March 31, 2007 are summarized as follows:

	As of March 31,
	2007	2006

At cost:
Computer equipment	49,610	47,492
Others	21,955	21,842
	71,565	69,334

Less: Accumulated depreciation
Computer equipment	44,704	36,151
Others	15,099	11,791
	59,803	47,492

Plant and equipment , net	$11,762	$21,392

Depreciation expenses for the year ended March 31, 2007 were $12,247.

NOTE 7 – INVESTMENT IN SECURITIES - PLEDGED

Investment in securities as of March 31, 2007 was summarized as follows:

		As of March 31,
Nature		2007		2006

Altus Trust-fun-ride G-fund Altus 15,000 units	$			$145,611
HSBC Double Blossom G-Fund 15,000 units				144,400
Altus Trust-fun-ride (USD) G-fund Altus 44,000 units		417,770		404,925
HSBC Cap G Property Fund 26,000 units		243,490		240,586
HSBC 107 Guranteed Asia 15,000 units		149,161		150,606
USD HSBC Gd Fortune 2,566 units		253,935		257,906

TOTAL		$1,064,356	$

The investments were all pledged for the bank advances as detailed in NOTE 10.

NOTE 8 – INCOME TAX AND DEFERRED TAX LIABILITIES

(a)  Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong, the statutory corporate income tax rates are 17.5% for the years ended March 31, 2007 and 2006.

The actual and effective corporate income tax was 17.6% and 1.9% for the years ended March 31, 2007 and 2006 (computed by applying the CIT rate of 17.5% to the net profits of the Company).

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

The Company's actual tax expense differs from the "expected" tax expense for the years ended March 31, 2007 and 2006 (computed by applying the CIT rate of 17.5% to the net profits of the Company).

	For the years ended March 31,
	2007	2006
Income before tax	$677,703	$1,471,599

Tax at the HK tax rate in 2007: 17.5%	$118,598	$257,530
Tax effect of expenses not deductible for tax purposes	1,531	1,772
Tax effect of non-taxable income	$(7,789)	$(231,891)
TOTAL	$112,340	$27,411

The provisions for income taxes for the years ended March 31, 2007 and 2006 are summarized as follows:

	For the years ended March 31,
	2007	2006

Current	$112,340	$27,411
Deferred		-

TOTAL	$112,340	$27,411

There are no other timing differences between reported book or financial income and income computed for income tax purposes.  Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

NOTE 9 –BANK LOANS, OVERDRAFTS AND IMPORT LOANS

The Company has entered into an arrangement with several banks to borrow funds on a short term basis to cover overdrafts on the Company’s checking accounts.  The banks will cover the overdrafts on the checking accounts up to $333,000 and $449,000 for the years ended March 31, 2007 and 2006 respectively.  The table below sets forth the amounts owed by the Company to these banks at the balance sheet dates along with the stated interest rate charge by these banks.

Bank loans included bank facilities and loans.

Bank facilities drawn down by the Company as of March 31, 2007 and 2006 are summarized as follows:

	Interest Rate		Overdrafts owed to banks
	As of March 31,		As of March 31
Name of banks	2007	2006	2007	2006

Bank of China		18.00%		$2,564
Shanghai Commercial Bank		18.00%		$2,023
Hong Kong Bank	9.75%	10.00%	$68,425	$418,933
Citibank	8.00%	8.00%	$33,627	$37,105
DBS Bank	9.50%	9.50%	$59,223	$67,023
Hang Seng Bank	10.25%	10.50%	$37,067	$36,278

TOTAL			$198,342	$563,926

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

Bank loans of the Company as of March 31, 2007 and 2006 are summarized as follows:

	Interest rate		Owed to banks
	As of March 31,		As of March 31,
Name of banks	2007	2006	2007	2006

Shanghai Commercial Bank		8.00%		$30,054
Hong Kong Bank	8.25%	8.25%	$235,331	$336,712

			$235,331	$366,766
Less:
Repayable after one year but within two years			$107,978	$128,986
Repayable after two years but within five years				$107,978

Current portion			$127,353	$129,802

Import loans are summarized as follows:

	Interest rate		Import loans due to banks
	As of March 31,		As of March 31,
Banks	2007	2006	2007	2006

Asia Commercial Bank		9.00%		$481,343
Bank of China	8.75%	8.75%	$479,696	$633,376
Shanghai Commercial Bank	8.25%	8.25%	$554,528	$608,907
Hong Kong Bank	8.50%	8.75%	$1,466,740	$2,019,332
Citibank	7.00%	7.00%	$376,767	$646,875
DBS Bank	8.25%	8.25%	$435,377	$623,353
Hang Seng Bank	9.25%	9.50%	$353,630	$232,370

TOTAL			$3,666,738	$5,245,556

All bank borrowings were secured by bank deposits and securities owned by the Company and personally guaranteed by Lee Kwok Leung, the director of the Company.

Interest expense for all outstanding debt was $560,141 and $560,360 for the years ended March 31, 2007 and 2006 respectively.

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

The following are the details of how the interest rates for our bank facilities, bank loans and import loans are calculated.

Bank facilities

Name of banks	Interest rates as of March 31, 2006 and 2007

Bank of China	Hong Kong Dollar Prime rate + 10%
Shanghai Commercial Bank	Hong Kong Dollar Prime rate + 10%
Hong Kong Bank	Hong Kong Dollar Prime rate + 2%
Citibank	Hong Kong Dollar Prime rate or cost of fund
DBS Bank	Hong Kong Dollar Prime rate + 1.5%
Hang Seng Bank	Hong Kong Dollar Prime rate + 2.5%

The maturity of bank facilities is on perpetual basis.

Bank loans

Name of banks	Maturity	Interest rates as of March 31, 2006 and 2007

Shanghai Commercial Bank	Feb 2007	Hong Kong Dollar Prime rate
Hong Kong Bank	Apr 2009	Hong Kong Dollar Prime rate + 0.5%

Import loans

Name of banks	Nature	Interest rates as of March 31, 2006 and 2007

Asia Commercial Bank	Hong Kong Dollar bill	Hong Kong Dollar Prime rate + 1%
	US Dollar bill	US Dollar Prime rate + 0.375%
	Other bill	Best Lending rate + 1%
Bank of China		Hong Kong Dollar Prime rate + 0.75%
Shanghai Commercial Bank	Hong Kong Dollar bill	Hong Kong Dollar Prime rate + 0.25%
	US Dollar bill	US Dollar Prime rate + 0.25%
Hong Kong Bank	Hong Kong Dollar bill (1-90 days)	Hong Kong Dollar Prime rate + 0.75%
	Hong Kong Dollar bill (91-150 days)	Hong Kong Dollar Prime rate + 1.5%
	US Dollar bill (1-90 days)	Prevailing Interest rate – 0.5%
	US Dollar bill (91-150 days)	Prevailing Interest rate – 0.25%
Citibank		Hong Kong Dollar Prime rate – 1% or cost of fund
DBS Bank	Hong Kong Dollar bill	Standard Bills rate + 0.25%
	US Dollar bill	Standard Bills rate
Hang Seng Bank		Hong Kong Dollar Prime rate + 1.5%

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

The maximum financing period for each invoice shall be ranged from 90 to 150 days, less: (1) supplier’s credit period (if any) and (2) in case payment is made to supplier after the payment due date, the period already lapsed.

NOTE 10 – RELATED PARTY TRANSACTIONS

		As of the year ended March 31, 2007
		2007	2006
Amount due from (to) a director
Lee Kwok Leung		$1,272,499	$(452,908)

Amounts due to related companies
Ever Kind Enterprises Limited (“Ever Kind”)	$		$85,242
Divine Asia Limited (“Divine Asia”)		49,920
Pine Hero International Limited (“Pine Hero”)		25,237
		$75,157	$85,242

Due from director consisted of advances to a director and payments on behalf of director by the Company.  Due from director was unsecured and interest free with no fixed payment terms.

Due to related companies consisted of advances from related companies and payments on behalf of the Company by the related companies.  Due to related companies were unsecured and interest free with no fixed payment terms, but were expected to be repaid to the related companies within the next 12 months. Ever Kind is a related company because Lee Kwok Leung is a director of Ever Kind. Divine Asia and Pine Hero are related companies because the spouse of Lee Kwok Leung is the sole shareholder of Divine Asia and Pine Hero.

NOTE 11 – COMMON STOCK

The Company has 500,000,000 shares of common shares authorized at a par value of $.001.  As of March 31, 2007 and 2006, the Company has a total 4,000,000 shares of common stock issued and outstanding.

NOTE 12 – CONTINGENCIES AND COMMITMENTS

Operating lease commitments

As of March 31, 2007 and 2006, the Company had arranged a non-cancelable operating lease with a third party for its office in Hong Kong.  The expected annual lease payments under this operating lease were as follows:

	As of March 31,
	2007	2006
For the year ended March 31,
2007		$49,220
2008	$38,378	38,648
2009
TOTAL	$38,378	$88,568

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GREEN DRAGON WOOD PRODUCTS, INC.

Notes to Financial Statements

March 31, 2007 and 2006

(Continued)

NOTE 13 – SUBSEQUENT EVENTS

The company was originally incorporated under the laws of Hong Kong on March 20, 2000.  On May 30, 2007 the company formed a British Virgin Islands corporation under the name of Fit Sum Group Limited for the purpose of domiciling the company to the British Virgin Islands.  A share exchange was completed by and between the Hong Kong Corporation and the British Virgin Islands Corporation Fit Sum Group Limited.

During the share exchange between the two (2) shareholders of the Hong Kong Corporation and the British Virgin Islands Corporation an additional 12,500 shares were issued to twenty-five (25) purchasers of the stock at the purchase price of $1.00 per share by the British Virgin Islands Corporation Fit Sum Group Limited.  This additional sale of stock brought the issued and outstanding shares to 50,000.

To domicile the corporation to the United States a Florida corporation was formed on September 26, 2007.  Green Dragon Wood Products, Inc. is authorized 500,000,000 common shares at a par value of $.001.  A share exchange by and between the Florida corporation and the British Islands corporation at the ratio of 80:1 increased the total shares issued and outstanding to 4,000,000.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

 Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Article XV, Paragraph 3 of our By-Laws permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Green Dragon Wood Products, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$30.70
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$40,000.00
Legal Fees and Expenses	$70,000.00
Transfer Agent's Fees and Expenses	$10,000.00
Miscellaneous	$2,000.00
Total	$124,030.70

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Recent Sales of Unregistered Securities

There were no unregistered offerings by Green Dragon Wood Products, Inc., a Florida Corporation.

Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

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Exhibit No.		Description
3.1	*	Articles of Incorporation – Hong Kong
3.2	*	Articles of Incorporation - British Virgin Islands
3.3	*	Articles of Incorporation - Florida
3.4	*	By-Laws
4.1	*	SHARE EXCHANGE AGREEMENT between Fit Sum Group Limited, Inc., a British Virgin Islands corporation and Green Dragon Wood Products Co. Limited, a Hong Kong company
4.2	*	SHARE EXCHANGE AGREEMENT between Green Dragon Wood Products, Inc., a Florida corporation and Fit Sum Group Limited, a British Virgin Islands company
5.6		Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
10.1	*	DBS Banking Facilities Agreement
10.2	*	Bank of China (Hong Kong) Limited Banking Facilities Agreement
10.3	*	Citigroup Banking Facilities Agreement
10.4	*	Shanghai commercial Bank Ltd. Banking Facilities Agreement
10.5	*	HSBC Banking Facilities Agreement
14	*	Code of Ethics
15.4	*	Letter on Unaudited Interim Financial Statements
23.4	*	Consent of Experts and Counsel: Independent Auditor's Consent by Madsen & Associates, C.P.A., Inc.
* Previously filed.

Undertakings

(1)

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection

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with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of Title 17 of the Code of Federal Regulations Chapter II, Securities and Exchange Commission) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hong Kong, China on May 7 , 2008.

(Registrant) GREEN DRAGON WOOD PRODUCTS, INC.
By: /s/ KWOK LEUNG LEE
Kwok Leung Lee
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/KWOK LEUNG LEE Kwok Leung Lee	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	May 7 , 2008
/s/ MEI LING LAW Mei Ling Law	Director	May 7 , 2008

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